United States
Securities and Exchange Commission
Washington, DC 20549
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FelCor Lodging Trust Incorporated
(Name of Registrant as Specified in its Charter)

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545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH
JONATHAN H. YELLEN
EXECUTIVE VICE PRESIDENT
GENERAL COUNSEL AND SECRETARY

NOTICE OF ANNUAL MEETING
INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

April 13, 2011
To the Holders of Shares of FelCor Lodging Trust Incorporated's $1.95 Series A Cumulative Convertible Preferred Stock and Depositary Shares Representing its 8% Series C Cumulative Redeemable Preferred Stock:
You are cordially invited to attend our Annual Meeting of Stockholders at 10:00 a.m., Dallas, Texas local time, on May 25, 2011. The meeting will be held in our corporate offices, located at 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
The following information statement tells you about the matters to be addressed, and the procedures for voting, at the meeting.

Very truly yours,

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2011
This information statement and our Annual Report for the fiscal year ended December 31, 2010 are both available at www.felcor.com under the “Annual Meeting Materials” link.

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH
JONATHAN H. YELLEN
EXECUTIVE VICE PRESIDENT
GENERAL COUNSEL AND SECRETARY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

April 13, 2011

Notice is hereby given that the Annual Meeting of Stockholders of FelCor Lodging Trust Incorporated (the “Company,” “FelCor,” “we,” “us” or “our”) will be held on Wednesday, May 25, 2011 at 10:00 a.m., Dallas, Texas local time, at our headquarters, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas.
At the meeting, holders of the $1.95 Series A Cumulative Convertible Preferred Stock (the “Series A Stock”) and 8% Series C Cumulative Redeemable Preferred Stock (the “Series C Stock” and, together with Series A Stock, the “Preferred Stock”) will be entitled to vote as a single class to elect two directors to serve until the next annual meeting of stockholders of the Company or until their successors are elected and qualified; provided, however, that the term of such directors will terminate if all delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared or set aside for payment.
In the absence of a quorum, Christopher J. Hartung and C. Brian Strickland will continue to serve as directors unless and until their successors are duly elected in accordance with Maryland law and our Charter and bylaws or, if earlier, all delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared or set aside for payment. We are not asking you for a proxy. Please do not send us a proxy.
Only Preferred Stockholders and holders of depositary shares representing interests in the Series C Stock of record on March 25, 2011 may vote at the meeting on the foregoing matters. A copy of our Annual Report is enclosed.
This notice and the accompanying information statement, as well as our Annual Report, were first mailed to our stockholders on or about April 13, 2011.

Information Statement
FelCor Lodging Trust Incorporated
Annual Meeting of Stockholders
May 25, 2011

GENERAL INFORMATION

This information statement is being furnished by FelCor in connection with the annual meeting of its stockholders being held on May 25, 2011, and at any adjournment of the meeting. We are first mailing the information statement to our stockholders on or about April 13, 2011.

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

1.95 Series A Cumulative Convertible Preferred Stock

General Description

In April 1996, our Board of Directors adopted articles supplementary that classified and created a series of preferred stock originally consisting of 6,900,000 shares, which was subsequently reduced to 6,050,000 shares, designated Series A Stock. In March and August 2004, our Board of Directors adopted articles supplementary that classified an additional 4,600,000 shares and 2,300,000 shares, respectively, of Series A Stock, thereby increasing the aggregate number of authorized shares of the Series A Stock to 12,950,000. As of April 1, 2011, we had 12,880,475 shares of Series A Stock outstanding.

The outstanding shares of Series A Stock are validly issued, fully paid and nonassessable. The holders of the Series A Stock have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into, or carrying rights or options to purchase, any shares of our capital stock. The shares of Series A stock are not subject to any sinking fund or other obligation of us to redeem or retire the Series A Stock. Unless converted into common stock or redeemed by us, the Series A Stock will have a perpetual term, with no maturity.

Voting Rights

In addition to certain specific voting rights set forth in the articles supplementary or as otherwise required by applicable law, if six quarterly dividends, whether or not consecutive, payable on the Series A Stock, or any parity stock, are in arrears, whether or not earned or declared, the number of directors then constituting our Board of Directors will be increased by two, and the holders of shares of Series A Stock and any other parity stock, voting together as a single class, which are referred to as the voting preferred shares, will have the right to elect two additional directors to serve on our Board of Directors. This voting right will be applicable to any annual meeting or special meeting of stockholders, or a properly called special meeting of the holders of the voting preferred shares, until all the delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared and set aside for payment, at which time the right to elect the two additional directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in six quarterly dividends).

Series C Cumulative Redeemable Preferred Stock

General Description

In March 2005, our Board of Directors adopted articles supplementary that classified and created a series of preferred stock consisting of 54,000 shares, designated Series C Stock. In August 2005, our

Board of Directors adopted articles supplementary that classified an additional 13,980 shares of Series C Stock thereby increasing the aggregate number of authorized shares of the Series C Stock to 67,980. As of April 1, 2011, we had 67,980 shares of Series C Stock represented by 6,798,000 depositary shares.

The outstanding shares of Series C Stock are validly issued, fully paid and nonassessable. The holders of the Series C Stock have no preemptive rights with respect to any shares of our capital stock or any of our other securities convertible into, or carrying rights or options to purchase, any shares of our capital stock. The shares of Series C Stock are not subject to any sinking fund or other obligation of us to redeem or retire the Series C Stock. Unless converted or redeemed by us into common stock, the Series C Stock will have a perpetual term, with no maturity.

Each depositary share represents a 1/100 fractional interest in a share of Series C Stock. The shares of Series C Stock are deposited with American Stock Transfer Company, or the Series C Preferred Stock Depositary, under a deposit agreement (the “Depositary Agreement”), among FelCor, the Series C Preferred Stock Depositary and the holders from time to time of the depositary receipts issued by the Series C Preferred Stock Depositary under the Depositary Agreement. The depositary receipts evidence the depositary shares. Subject to the terms of the Depositary Agreement, each holder of a depositary receipt evidencing a depositary share is entitled to all the rights and preferences of a 1/100 fractional interest in a share of Series C Stock (including dividend, voting, redemption and liquidation rights and preferences).

Voting Rights

In any matter in which the Series C Stock is entitled to vote (as expressly described in the articles supplementary or as may be required by law), including any action by written consent, each share of Series C Stock shall be entitled to 100 votes, each of which 100 votes may be directed separately by the holder thereof (or by any proxy or proxies of such holder). With respect to each share of Series C Stock, the holder thereof may designate up to 100 proxies, with each such proxy having the right to vote a whole number of votes (totaling 100 votes per share of Series C Stock). As a result, each depositary share will be entitled to one vote.

In addition to certain specific voting rights set forth in the articles supplementary or as otherwise required by applicable law, if six quarterly dividends (whether or not consecutive) payable on the Series C Stock or any parity stock are in arrears, whether or not earned or declared, the number of directors then constituting our Board of Directors will be increased by two and the holders of the depositary shares representing the Series C Stock and any other parity stock, voting together as a single class, identified as voting preferred shares, will have the right to elect two additional directors to serve on our Board of Directors at an annual meeting of stockholders or a special meeting held in place thereof, or at a special meeting of the holders of the voting preferred shares, until all delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared or set aside for payment, at which time the right to elect the two additional directors shall cease (but subject always to the same provision for the vesting of such voting rights in the case of any similar future arrearage in six quarterly dividends).

PROPOSAL 1 - ELECTION OF DIRECTORS

The Role of our Board of Directors. Our Board of Directors, or the Board, oversees the management of our Company on your behalf. The Board reviews our long-term strategic plans and exercises direct decision-making authority on key issues, such as the declaration of dividends, the selection of the Chief Executive Officer, setting the scope of his authority to manage our day-to-day operations and the evaluation of his performance.

Structure of the Board. Our Articles of Incorporation, or our Charter, and bylaws provide for three classes of directors who serve staggered three-year terms expiring at the annual meeting three years following their election to a full term. As of August 2, 2010, we were in arrears on the payment of quarterly dividends on our Preferred Stock for six quarters. As a result, as provided in our Charter, the holders of our Preferred Stock, voting together as a single class, elected, as a matter of right, two new directors to our Board. Those two directors, Christopher J. Hartung and C. Brian Strickland, were elected at a special meeting of the holders of our Preferred Stock in November 2010.

Director Independence. The Board determines the independence of our directors based on information known by the Board concerning each director and information supplied by each director to the Board. Other than Mr. Corcoran and Richard A. Smith, none of our current directors has a material relationship with us (directly or as a partner, stockholder or officer of an organization that has a relationship with us), and each of them is independent within the meaning of the New York Stock Exchange's director independence standards. (Mr. Smith is our President and Chief Executive Officer, and Mr. Corcoran is our founder, former President and Chief Executive Officer and current Chairman of our Board.) Except for Mr. Rozells, none of our independent directors had any transactions, relationships or arrangements that were required to be considered by the Board in determining director independence. Mr. Rozells became Executive Vice President and Chief Financial Officer of Fairmont Raffles Hotels International (U.S.), Inc., or Fairmont, in November 2010. Fairmont, or its affiliate, manages one hotel (the Fairmont Copley Plaza) for us in exchange for certain management and other fees. The Corporate Governance and Nominating Committee reviewed the nature and extent of our relationship with Fairmont, including the fees paid to Fairmont and the relative significance of that hotel to our overall portfolio and strategy, as well as whether Mr. Rozells had a personal interest in or derived any personal benefit from our relationship with Fairmont. The committee concluded that Mr. Rozells's independence is not adversely affected by his new position and that he continues to satisfy the independence standards applicable to our independent directors. All of our directors, other than Messrs. Corcoran and Smith, will be “Independent Directors” as defined in our charter and by the New York Stock Exchange.

2010 Board Meetings. The Board met five times during 2010 and took two actions by unanimous written consent. During 2010, each director attended at least 75% of the meetings of the Board and its committees on which he or she served. The Board has not adopted a formal policy with regard to director attendance at the annual meetings of stockholders because fewer than 10 non-management stockholders usually attend our annual meetings in person. Messrs. Corcoran and Smith were the only directors to attend our 2010 annual meeting.

Nominees for Election as Special Directors

The holders of our Preferred Stock may nominate candidates for election at the annual meeting in accordance with our Charter and bylaws. We have accepted the timely nomination by one such stockholder, P. Schoenfeld Asset Management, L.P., of Messrs. Hartung and Strickland for re-election as directors of the Company until the earlier of the 2012 annual meeting of stockholders or the time at which all delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared or set aside for payment. At this time, no additional nominations have been submitted to the Company in accordance with the Company's bylaws. Therefore, any additional stockholder nominations will be considered untimely; only Messrs. Hartung and Strickland will stand for re-election at the annual meeting. Our Board is not making any recommendations or soliciting proxies with respect to the election of these nominees. In addition, unless a quorum comprised of at least a majority of the shares of our Series A Stock and the depositary shares representing our Series C Stock are present, in person or by proxy, at the annual meeting, our Preferred Stockholders may not conduct any business, and no vote will be held.

Christopher J. Hartung Age 42
Mr. Hartung has served as a director of FelCor since November 2010. He currently serves as a Senior Advisor to Grubb Ellis Alesco Advisors. He most recently served as Managing Director, Real Estate Investment Banking of Wells Fargo Securities/Eastdil Secured, a real estate investment banking firm, from 2004 to 2010, where he provided investment banking services to public and private real estate companies. Mr. Hartung has also served as Managing Director, Real Estate Equity Research at WR Hambrecht & Co. from 2002 to 2004; Chief Strategy Officer at iBuilding, Inc. from 2001 to 2002; Managing Director and Group Head, Real Estate Equity Research at Banc of America Securities from 1996 to 2000; and has also served in various capacities at J.P. Morgan & Co. from 1990 to 1996. None of these companies is affiliated with FelCor. Mr. Hartung is currently or has been a member of various professional organizations in the real estate industry, including the Urban Land Institute, Lambda Alpha International, International Council of Shopping Centers and the National Association of Real Estate Investment Trusts. Mr. Hartung has previously served on the Advisory Board for the Fisher Center for Real Estate at the Haas School of Business at the University of California at Berkeley. Mr. Hartung graduated from Cornell University.

C. Brian Strickland Age 48
Mr. Strickland has served as a director of FelCor since November 2010. He has served as the Chief Financial Officer of JMI Realty, LLC, a private real estate investment and development company, since October 2009. From July 2008 to October 2009, Mr. Strickland served as Chief Financial Officer of Road Traveler LLC, an early stage web based travel company. From July 2007 to June 2008, Mr. Strickland provided consulting services to several non-profit organizations. From April 1998 to May 2007, Mr. Strickland served as the Chief Financial Officer of CNL Hotels & Resorts, Inc., a hotel real estate investment trust. Previously, Mr. Strickland was Vice President of Taxation for Wyndham International, Inc. from November 1990 to April 1998; Tax Supervisor of Trammell Crow Company from June 1988 to November 1990; and Tax Accountant at Ernst & Whinney from June 1986 to June 1988. None of these companies is affiliated with FelCor. Mr. Strickland is a Certified Public Accountant and received a Bachelor of Business Administration in Accounting from Texas Tech University.

A nominee for election as director will be elected by a majority of votes cast, unless the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by a plurality, at a meeting where a quorum is present (abstentions or broker non-votes will have no effect).

In the absence of a quorum, Messrs. Hartung and Strickland will continue to serve as directors unless and until their successors are duly elected in accordance with Maryland law and our Charter and bylaws or, if earlier, all delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared or set aside for payment.

The Board of Directors of the Company does not take any position with respect to the election of any potential nominees for election as directors, is not soliciting any proxies in connection with such nominees, and does not make any recommendation “For” or “Against” any nominee.

The following contains information regarding the Company's Class I Directors, Class II Directors, and Class III Directors, all of which are elected by the holders of the Company's common stock. Holders of Preferred Stock do not have any voting rights in connection with the Class I Directors, Class II Directors, or Class III Directors.

Class I Directors (terms expiring in 2013)

Melinda J. Bush Age 70
Ms. Bush has served as a director of FelCor since May 2000.
Since March 2002, Ms. Bush has served as the Chairman and Chief Executive Officer of HRW Holdings/Hospitality Resources Worldwide, LLC, a company that provides investment, market development and advisory services to the lodging and travel industry and is not affiliated with FelCor. From September 1996 until March 2002, she served as the Executive Vice President, Editorial and Publishing Director of Premier Hotels & Resorts, a division of Advanstar Communications. Prior to September 1996, Ms. Bush served as the Executive Vice President of Reed Elsevier's Reed Travel Group/Hotel & Travel Index, which was engaged in hotel industry marketing and publishing activities on a global basis. Ms. Bush is a former director and trustee of the American Hotel Foundation and currently serves as a trustee of the Foundation's Investment Committee. None of these companies is affiliated with FelCor. She has an honorary doctorate degree from Johnson & Wales University, is a member of the Cornell Society of Hoteliers and carries the CHA (Certified Hotel Administrator) designation awarded by the industry to hotel operators and general managers. She was also previously named Woman of the Year in Travel by the Travel Industry of America and is the recipient of several other awards for her achievements in the industry. Ms. Bush graduated from the University of Colorado and studied at Harvard University's School of International Business in Switzerland.

Charles A. Ledsinger, Jr. Age 61
Mr. Ledsinger has served as a director of FelCor since November 1997. From September 2006 to May 2009, Mr. Ledsinger served as Vice Chairman of Choice Hotels International, Inc., or Choice, the parent company of Choice Hotels International, where Mr. Ledsinger served as President and Chief Executive Officer from August 1998 to his retirement in 2009. Choice globally franchises more than 6,000 predominantly midscale hotels and is not affiliated with FelCor. Prior to August 1998, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of St. Joe Corporation from May 1997 until his election as President and Chief Operating Officer of that company in February 1998. From June 1995 until May 1997, Mr. Ledsinger was Senior Vice President and Chief Financial Officer of Harrah's Entertainment, Inc., a casino operator. For more than three years prior to that, Mr. Ledsinger served as Senior Vice President and Chief Financial Officer of The Promus Companies Incorporated, the former parent of Harrah's Entertainment, Inc. He is currently a director of Darden Restaurants, Inc.and formerly served as a director of Choice until 2009 and TBC

Corporation until 2008. Mr. Ledsinger also serves as chairman of the boards of directors of two privately-held companies: Realty Investment Company, Inc., an operating and investment company, and Sunburst Hospitality Corporation, a hotel and real estate operator. None of these companies is affiliated with FelCor. Mr. Ledsinger also currently serves as a director of various community and educational institutions, and is the Rector (Chairman) of the Board of Trustees, at the University of Richmond. Mr. Ledsinger is a graduate of the University of Virginia and holds a Masters of Business Administration from the University of Memphis.

Robert H. Lutz, Jr. Age 61
Mr. Lutz has served as a director of FelCor since our merger with Bristol Hotel Company, where he formerly had served as a director, in July 1998. Mr. Lutz is currently FelCor's Lead Independent Director and has served in that capacity since May 2010. Mr. Lutz is currently the President of Lutz Investments LP, which is not affiliated with FelCor, through which he holds and manages a variety of investments. From 1994 through 2000, Mr. Lutz served as the Chairman and Chief Executive Officer, and a member of the executive committee, of Amresco, Inc., a financial services company that filed for protection under Chapter 11 of the U.S. Bankruptcy Code in July 2001. From 1991 to 1994, Mr. Lutz served as President and Chief Operating Officer of Balcor/Allegiance Realty Group, a subsidiary of the American Express Company engaged in real estate ownership and management. None of these companies is affiliated with FelCor. Mr. Lutz is a graduate of Furman University and holds a Masters of Business Administration from Georgia State University.

Nominees for Class II Directors (if elected by the common stockholders at the annual meeting, terms expiring in 2014)

Thomas J. Corcoran, Jr. Age 62
Mr. Corcoran is the Chairman of the Board of FelCor. He served as the President and Chief Executive Officer of FelCor from its formation in 1994 until February 2006, when he became the Chairman of the Board. From 1991 to 1994, Mr. Corcoran served as the President and Chief Executive Officer of the general partner of the partnerships that were merged into FelCor at its formation. From October 1990 to December 1991, he served as the Chairman, President and Chief Executive Officer of Fiesta Foods, Inc., a manufacturer of tortilla chips and taco shells. From 1979 to 1990, Mr. Corcoran held various positions with ShowBiz Pizza Time, Inc. (now CEC Entertainment, Inc.), an operator and franchisor of family entertainment center/pizza restaurants, and with Integra - A Hotel and Restaurant Company (formerly Brock Hotel Corporation). He served as the President and Chief Executive Officer of Integra from 1986 to 1990. Mr. Corcoran has served as a director of Sammons Enterprises, Inc., a diversified, portfolio investment company, since December 2010, and formerly served as the Chairman of the American Hospitality & Lodging Association. Mr. Corcoran

graduated from Washburn University and received a law degree from the Washburn University School of Law.
Robert F. Cotter Age 59
Mr. Cotter was elected as a director of FelCor in July 2006. He was, from March 2007 until his retirement in 2008, President and a director of Kerzner International Holdings Limited, or Kerzner, a developer and operator of luxury hotels and resorts. Prior to joining Kerzner, Mr. Cotter served as President and Chief Operating Officer for Starwood Hotels & Resorts Worldwide, Inc., or Starwood, from 2003 through his retirement from Starwood in December 2005. Neither Kerzner nor Starwood are affiliated with FelCor, although Starwood manages eight of FelCor's hotels and co-owns one of FelCor's hotels. He spent most of his 33-year career with Starwood and its predecessors and was named Chief Operating Officer in 2000, after serving as President, International Operations, and President and Chief Operating Officer, Europe. Mr. Cotter is also a member of the Board of Trustees of Boston College. Mr. Cotter graduated from Boston College.

Thomas C. Hendrick Age 64
Mr. Hendrick was elected as a director of FelCor in February 2007. He is currently President and Chief Executive Officer of TCH Partners, Inc., a developer of luxury, mixed-use commercial real estate projects in the U.S., Mexico and Latin America. Mr. Hendrick formerly served as President of Sagewood Partners, LLC, a developer of high-end, mixed-use real estate projects, from December 2007 through July 2009, and the Executive Vice President of Acquisitions and development for the Kor Group, a privately held investment, development and management firm, from November 2006 to November 2007, where he oversaw hotel and resort acquisitions, development opportunities and third-party management agreements on a worldwide basis. Prior to his work with Kor, Mr. Hendrick served in senior development positions for Mandarin Oriental Hotel Group from 2002 to 2006, Rosewood Hotels & Resorts from 1998 to 2002, and prior to that, Regent International Hotels as Vice President of Development, Mariner Hotels (currently Remington Hotels) as Executive Vice President of Development, and Wyndham Hotels & Resorts as Regional Vice President of Development. None of these companies is affiliated with FelCor. Mr. Hendrick graduated from Southeast Missouri State University and holds a Masters of Business Administration from the University of North Florida.

Mark D. Rozells Age 49
Mr. Rozells was appointed as a director of FelCor in March 2008. Since November 2010, Mr. Rozells has served as Executive Vice President and Chief Financial Officer of Fairmont. He is, and has been since October 2006, the founder and President of Inversiones Latinoamericanas S.A., a private real estate investment and development company. From September 2005 to October 2006, Mr. Rozells served as Managing Director of Procinea Management LLC, a privately-held start-up investment firm focused on developing investment and financing strategies for non-traditional assets, including motion picture, television and electronic game content. From June 2003 to July 2005, Mr. Rozells served as President and Chief Executive Officer of DMX Music, Inc., a leading provider of music and in-store entertainment services via cable, satellite and the internet. In February 2005, DMX Music, Inc. filed for protection under Chapter 11 of the U.S. Bankruptcy Code. From April 2000 to June 2003, Mr. Rozells served as Executive Vice President and Chief Financial Officer of Liberty Digital, Inc., a publicly-held new media and music content production and distribution company that was majority-owned by Liberty Media Corporation. Mr. Rozells also previously served in management with Starwood, The Walt Disney Company, Imperial Corporation of America and Allied Signal, Inc. None of these companies is affiliated with FelCor, although as noted above, Fairmont does manage one of our hotels. Mr. Rozells graduated from Yale College and is a Chartered Financial Analyst.

Class III Directors (terms expiring in 2012)

Glenn A. Carlin Age 50
Mr. Carlin began serving as a director of FelCor upon his election in May 2009. In October 2009, Mr. Carlin became Senior Managing Director and co-head (Americas) of CBRE Capital Advisors, Inc., the investment banking and advisory affiliate of CB Richard Ellis Group, Inc., a global real estate services company. From 1992 to 2009, Mr. Carlin was employed by J.P. Morgan Securities Inc. and its predecessors, serving in a variety of capacities, most recently as a Managing Director and Head of Lodging & Gaming - Real Estate Investment Banking. Mr. Carlin previously worked at HVS Financial Services, Morgan Stanley Realty Incorporated and Arthur Andersen & Co. Mr. Carlin is a director of Twin River Worldwide Holdings, Inc., which indirectly owns and operates the Twin Rivers Casino in Rhode Island. None of these companies is affiliated with FelCor. Mr. Carlin is a graduate of the Wharton School at the University of Pennsylvania and obtained a Masters of Business Administration from Columbia Business School.

Robert A. Mathewson Age 46
Mr. Mathewson has served as a director of FelCor since May 2002. Since 1992, Mr. Mathewson has been the President of RGC, Inc., a privately-owned real estate investment company that invests primarily in hotels and other commercial real estate. RGC, Inc. and its affiliates have been significant investors in FelCor and its predecessors since 1993. In addition, from 1999 to 2000, Mr. Mathewson served as the Vice President of Business Development for Televoke Inc., an internet application service provider focusing on web, wireless and telephony integration. Mr. Mathewson serves as a director of Grill Concepts, Inc. and formerly served as a director of International Gaming Technology until 2011. None of these companies is affiliated with FelCor. Mr. Mathewson is a graduate of the University of California at Berkeley and holds a law degree fromthe University of California Hastings College of Law and a Masters of Business Administration from the Haas School of Business at the University of California at Berkeley.
Richard A. Smith Age 48
Mr. Smith became President, Chief Executive Officer and a director of FelCor in February 2006. Mr. Smith joined FelCor in November 2004 as its Executive Vice President and Chief Financial Officer and served as such until his promotion in February 2006. Mr. Smith previously served as Executive Vice President and Chief Financial Officer of Wyndham International, Inc. from April 2000 to November 2004. Mr. Smith served in management positions with Starwood and Atlantic Richfield Company, and as an accountant with Coopers & Lybrand LLP. None of these companies is affiliated with FelCor. Mr. Smith currently serves on the National Corporate Development Committee of Autism Speaks. Mr. Smith is a graduate of the University of Tennessee.

Director Compensation

In 2008, the Compensation Committee undertook a comprehensive review of independent director compensation. In connection with that review, the committee engaged Towers Watson (formerly, Towers Perrin) to provide advice concerning the structure and competitiveness of FelCor's current program relative to independent director compensation programs at other similarly sized companies, including lodging REITs, with publicly-traded stock. Towers Watson performed certain analyses and concluded that FelCor's then-current director compensation program provided under-market compensation to FelCor's independent directors. Towers Watson recommended certain changes to ensure the program's future competitiveness and that the program appropriately compensates independent directors for their service and further aligns their interests with those of our stockholders. The Board deferred any action on these recommendations as the global recession took hold in late-2008. In October 2009, the Board approved these recommendations, effective for 2010 and subsequent years. Pursuant to the revised program, each independent director would normally receive an annual equity grant (valued at $55,000 on the grant date) at the start of each year of service, a $55,000 annual service fee (paid currently each quarter), and the following leadership fees:

Position	2010 Leadership Fee ($)
Chair, Audit Committee	15,000
Member, Audit Committee	5,000
Chair, Compensation Committee	7,500	(a)
Chair, Corporate Governance and Nominating Committee	7,500
Lead Independent Director	10,000	(b)
________________
(a)    The leadership fee for the Chairman of our Compensation Committee was increased in 2011 to $10,000 by the Board in October 2010, at the recommendation of Pay Governance LLC, an independent compensation consulting firm.

(b)    At the advice of Pay Governance, in October 2010, the Board approved a $10,000 leadership fee for the newly-established role of Lead Independent Director. This fee, in combination with any committee chairmanship fee, is capped at $15,000.

With respect to director compensation payable in common stock, all such shares would be issued under one or more of our restricted stock and stock option plans and would be fully vested upon the date of grant. The Board has currently authorized FelCor to pay its independent directors the cash value of their annual stock grants in absence of sufficient shares available under our equity compensation plan to issue stock.

The following table sets forth the compensation provided to each independent director for his or her services during all or part of 2010.

2010 DIRECTOR COMPENSATION(a)

Name	2010 Fees ($)
Melinda J. Bush	110,000
Glenn A. Carlin	115,000
Robert F. Cotter	110,000
Christopher J. Hartung(b)	34,451
Thomas C. Hendrick	115,000
Charles A. Ledsinger, Jr.	117,500
Robert H. Lutz, Jr.	117,500
Robert A Mathewson	115,000
Mark D. Rozells	125,000
C. Brian Strickland(b)	34,451
________________________
(a)    Messrs. Smith and Corcoran were compensated as FelCor employees and did not receive any additional or separate compensation for serving as directors in 2010.

(b)    The fees paid to Messrs. Hartung and Strickland in respect of 2010, who were elected on November 15, 2010 by the holders of our Preferred Stock, were paid on a pro-rated basis.

Independent directors do not receive meeting fees, but are reimbursed for out-of-pocket expenses incurred in connection with service on our Board.

Board Committees

The Board appoints committees to help carry out its duties. In particular, committees work on key issues in greater detail than would be practicable at a full Board meeting. Each committee reviews the results of its deliberations with the full Board.

The Board's standing committees currently consist of the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee. Current copies of the charters for each of these committees, as well as our Corporate Governance Guidelines and Code of Business Conduct and Ethics, may be found on the Investor Relations page of our website at www.felcor.com and are also available in print to any stockholder who requests them by writing to our corporate Secretary at the address listed under “Questions.” A more detailed description of each of these committees is set forth below.

The Audit Committee oversees audits, accounting, financial reporting and internal control matters. The committee appoints, compensates, evaluates and terminates the independent registered public accounting firm that audits our financial statements. The committee consults with our independent registered public accounting firm and reviews their audit and other work. The committee also consults with our Chief Financial and Chief Accounting Officers and reviews our internal controls and compliance with corporate policies.

The Audit Committee held five meetings in 2010.

During 2010, the committee met prior to each earnings release to review the information to be reported and to examine any issues relating to the report of earnings. The committee also reviewed each Quarterly Report on Form 10-Q and the Annual Report on Form 10-K before filing. The directors currently serving on the Audit Committee are Messrs. Rozells (Chairman), Carlin, Hendrick and Mathewson, each of whom is independent in accordance with the listing standards of the NYSE. The Board has reviewed the education, experience and other qualifications of each member of the Audit Committee. After review, the Board has determined that Messrs. Carlin and Rozells meet the U.S. Securities and Exchange Commission's, or SEC's, definition of an “audit committee financial expert” and would be considered to be independent under the applicable rules of the SEC.

Currently, none of the members of our Audit Committee serve on the audit committees of three or more public companies.

The Compensation Committee reviews and approves the compensation to be paid to our senior executive officers and advises the Board on the adoption of, and administers, employee benefit and compensation plans. The Compensation Committee currently consists of Ms. Bush and Messrs. Ledsinger (Chairman), Cotter and Carlin. Each member is independent in accordance with the listing standards of the NYSE.

The Compensation Committee held five meetings during 2010.

Scope of Authority

In accordance with its charter, the Compensation Committee:

•
reviews and approves on an annual basis the corporate goals and objectives relevant to the compensation of all employees of the Company and other individual performance objectives specifically relevant to the Chief Executive Officer;

•	reviews and approves on an annual basis the base salaries of the Chief Executive Officer and other executive officers;

•	determines and approves, in consultation with the Chief Executive Officer, the performance-based compensation of the other executive officers of the Company;

•	evaluates the Chief Executive Officer's performance in light of his objectives and accordingly determines his performance-based compensation;

•
reviews, approves, and administers all incentive-compensation plans, deferred compensation plans, and equity-based incentive plans; establishes guidelines, rules and interpretations for such plans; approves and ratifies awards, and amendments thereto, made under any such plans, and reviews and monitors awards under such plans;

•	reviews the Compensation Discussion and Analysis as required by the SEC for inclusion in our annual proxy statement (and information statement) together with the committee's report;

•
reviews annually director compensation levels and practices and, if determined to be appropriate, approves changes in such compensation levels and practices, taking into account the considerations set forth in our Corporate Governance Guidelines;

•
reviews and approves guidelines or agreements with respect to severance, change in control or other termination payments to be made to executive officers, other officers and key employees and exceptions to those guidelines or agreements with respect to executive officers; and

•
reviews on an annual basis the Company's compensation policies and practices to confirm that they do not, in any way, create risks that are reasonably likely to have a material adverse effect on the Company.

For a further description of the committee's role, processes and procedures in determining the amount and form of executive and director compensation, see “Compensation Discussion and Analysis” and “Director Compensation.”

Committee Composition

Each member of the committee has been determined by the Board to be “independent” under the rules of the NYSE. Additionally, no director may serve on the Compensation Committee unless that director (1) is a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and (2) satisfies the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code.

The Corporate Governance and Nominating Committee recommends to the Board candidates for election as directors, develops and recommends to the Board our Corporate Governance Guidelines, including criteria for membership on the Board and its committees, reviews the succession plan for our Chief Executive Officer in executive session on an annual basis, and considers other corporate governance issues. This committee currently consists of Messrs. Lutz (Chairman), Ledsinger, Mathewson and Rozells, each of whom is independent in accordance with the listing standards of the NYSE.

The Corporate Governance and Nominating Committee held four meetings in 2010.

Director Nomination Process

Identifying Candidates. The committee currently has no fixed process for identifying new nominees for election as a director, thereby retaining the flexibility to adapt its process to the circumstances. The committee has the ability, if it deems it necessary or appropriate, to retain the services of an independent search firm to identify new director candidates. The committee considers any potential candidate proposed by a member of our Board or senior management.

Typically, at least two members of the committee, as well as the Chairman of our Board and our Chief Executive Officer, each personally interviews any non-incumbent candidate so proposed, and the assessments of his or her qualifications are provided to the full committee to assist with its deliberations.

Factors Considered. In determining candidates to recommend for election, the Corporate Governance and Nominating Committee reviews a potential candidate's experience, expertise and other factors relative to the Board's composition. For incumbent directors, the committee also considers whether continued service is appropriate in light of changes in his or her circumstances, as well as his or her performance as a director. While the committee considers a diversity of viewpoints, background and experience as relevant criteria in nominating directors, we have no formal diversity policy. The Corporate Governance Guidelines direct the committee to take into account the following criteria, in addition to any other criteria it may consider appropriate:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the hotel industry or other industries relevant to our business;

•	ability and willingness to commit adequate time to Board and committee business; and

•	fit of the candidate's skills and personality with those of other directors and potential directors in building an effective, collegial and responsive board of directors.

Eligibility - Age Limits. Our Corporate Governance Guidelines prohibit the nomination of any director, including any incumbent director first elected after the 2003 annual meeting, if he or she would be 70 or older at the time of election (the age limit is 75 for all other directors). The committee is also required to recommend for nomination as directors individuals that assure a majority of the Board's members are independent as required by the NYSE listing standards and the SEC's rules.

Candidates Recommended by Stockholders. Our policies and procedures regarding stockholder recommended candidates for director are contained in the committee's charter. The committee may consider stockholder recommendations for candidates to serve on the Board. The committee will consider any candidate for director recommended by any beneficial owner, or group of beneficial owners, that has owned more than 5% of our outstanding common stock for at least one year. The committee will consider the candidate based on the same criteria established for selection of director nominees, generally. The committee reserves the right to reject any candidate that has a special interest agenda other than the best interests of FelCor and our stockholders, generally. See “Nominees for Election as Special Directors” above for a discussion of candidates nominated by a holder of our Preferred Stock. Stockholders desiring to nominate persons for director must follow the following procedure:

•
submit, in writing, the following information about the candidate: name, mailing address, telephone number, email address, resume, business history, listing of other past and present directorships and director committees, hotel industry experience and other relevant information; to the Corporate Governance and Nominating Committee, c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary;

•
explain in the submission why the stockholder believes the candidate would be an appropriate member of our Board and the benefits and attributes that the candidate will provide to us in serving as a director;

•	provide evidence of the requisite stock ownership along with the recommendation; and

•	indicate whether we may identify the stockholder in any public disclosures that we make regarding the consideration of the director candidate.

For a candidate to be considered for nomination at the 2012 annual meeting, including any candidates for special directors, if applicable, the submission must be received by us no earlier than November 15, 2011 and no later than December 15, 2011.

Other Committees. The Board has also established two other committees: an Executive Committee and a Finance Committee.

The Executive Committee was established to exercise broad powers on behalf of the Board. In practice, the Executive Committee generally meets when it is impractical to call a meeting of the full Board. In addition, the Executive Committee is often asked by the Board to undertake a preliminary investigation of any issue or question. The Executive Committee currently consists of Messrs. Corcoran (Chairman), Cotter, Hendrick, Lutz and Smith. The Executive Committee met twice in 2010.

The Finance Committee was established in 2009 to exercise broad powers on behalf of the Board as it relates to finance matters and financial transactions, in particular where the matters at hand may require more frequent meetings and consultation than practical for the full Board. The Finance Committee currently consists of Messrs. Smith (Chairman), Carlin, Ledsinger and Rozells. The Finance Committee held four meetings in 2010 and consented to five actions in writing.

Corporate Governance

Board Performance

Each of our Board and the Audit, Compensation and Corporate Governance and Nominating Committees conducts an annual survey of its members regarding performance. The results of those surveys are then reviewed with a view to improving efficiency and effectiveness. In addition, the full Board reviews annually the qualifications and effectiveness of the Audit Committee and its members.

Director Qualifications for Service

As noted above, the Corporate Governance and Nominating Committee considers a variety of factors when a candidate is being considered to fill a vacancy on the Board or when nomination of an incumbent director for re-election is under consideration. The committee and the Board strive to balance a diverse mix of experience, perspective, skill and background with the practical requirement that the Board operate collegially, with the common purpose of overseeing FelCor's business on behalf of its stockholders. All of our directors are seasoned business executives with decades of relevant experience, and each of them approaches the business of the Board and their responsibilities with great seriousness of purpose. The following table describes, with respect to each director, his or her particular experience, qualifications, attributes and skills that qualify him or her to serve as a director:

Melinda J. Bush
Qualifications: lodging industry expertise and relationships; marketing and brand expertise; knowledge of markets, properties and current developments; extended Board service; independent.

Ms. Bush has had a storied career within the lodging industry. She has extensive industry contacts and relationships and particular expertise in sales, marketing, trends and lodging brands. That expertise is invaluable to the Board and management as they consider various strategic and operating matters. Ms. Bush brings a unique perspective to the Board and to her work on the Compensation Committee (on which she has served for many years), characterized by her deep understanding of the hospitality industry, her relationships with industry groups, and her long-standing service with FelCor.

Glenn A. Carlin
Qualifications: financial and capital markets expertise; lodging and real estate industries - general and transactional knowledge; Audit Committee financial expert; independent.

Mr. Carlin is a seasoned investment banker, with a particular focus on real estate finance and the lodging and gaming industries. He brings an insider's perspective to the Board's discussions concerning equity and debt financings, liquidity, investor relations and other capitalization matters, which perspective has proven invaluable as we manage our balance sheet.

Thomas J. Corcoran, Jr.
Qualifications: FelCor's founder and former President and Chief Executive Officer; extensive lodging industry leadership experience and relationships; general management experience; in-depth knowledge of FelCor, its properties and historical strategic, transactional and tactical decision-making.

In addition to his hotel industry and general management and corporate leadership experience, Mr. Corcoran has exceptional in-depth knowledge of FelCor's history, assets and strategic relationships. He brings a sophisticated understanding of hotel operations, hotel brands and management, and hotel transactions, as well as general management. As the Chairman of our Board, Mr. Corcoran brings these attributes to bear in the administration of the Board's governance, oversight and management responsibilities.

Robert F. Cotter
Qualifications: long-time lodging industry executive with extensive operating and leadership experience; detailed understanding of hotel brand strategies and management practices; substantial experience managing and compensating executives and managing for performance; independent.

Mr. Cotter's lengthy career in the lodging industry - from postings at individual properties to serving as a senior executive at Starwood Hotels & Resorts and at Kerzner International - is the basis for refined strategic insights about our portfolio, the various hotel brands and management companies and opportunities for growth. Mr. Cotter also has substantial experience managing and driving individual and team performance, which is particularly relevant to his work on our Compensation Committee.

Christopher J. Hartung
Mr. Hartung was nominated and elected in 2010 by the holders of our preferred stock. His qualifications were not evaluated by the Corporate Governance and Nominating Committee, and the Board expresses no opinion as to Mr. Hartung's qualifications to serve as a director.

Thomas H. Hendrick
Qualifications: extensive hotel transactions, development and financing experience; independent.

Mr. Hendrick brings lodging and real estate development expertise, as well as many years of experience analyzing markets and opportunities in the lodging industry, to his work on the Board and, in particular, provides seasoned and timely insight as the Board considers strategic transactions and re-development opportunities.

Charles A. Ledsinger, Jr.
Qualifications: extensive financial and executive leadership experience at lodging and real estate development companies; public company financial reporting and management experience; lengthy service as a FelCor director; service on every standing FelCor committee; sophisticated knowledge of governance, financial reporting, risk management, investor relations, compensation and other public company issues; service on other public company boards of directors provides additional perspective on governance, compensation and other best practices; independent.

Mr. Ledsinger has had a long career as an executive with financial and general management responsibilities with lodging and real estate companies. As one of our longest-serving directors, Mr. Ledsinger has served on all of our standing committees, having chaired both the Audit and Compensation Committees; his own experiences managing businesses, including one of the largest hotel brand franchisors, provide the Board with a uniquely practical strategic perspective. He brings highly sophisticated public company financial and strategic management experience that informs his contributions; he also has a consultative and inclusive leadership style that encourages the collegial dynamics that enhance the Board's effectiveness.

Robert H. Lutz, Jr.
Qualifications: extensive management and executive leadership experience; real estate capital markets and investment experience; long-serving FelCor director; independent.

Mr. Lutz has enjoyed a lengthy career as an executive in the real estate industry and as an investor through several economic cycles. He brings substantial leadership, management and real estate experience to the Board, and his long-standing service as a FelCor director, including currently serving as our Lead Independent Director, as well as his prior service on various for-profit and non-profit boards, provides an invaluable perspective on matters of corporate governance and executive compensation, as well as commercial real estate transactions and financing.

Robert A. Mathewson
Qualifications: real estate and general investment and transactional experience; long-serving FelCor director; other public company directorship experience; independent.

Mr. Mathewson has substantial experience as a real estate investor, which is particularly valuable in assessing the merits of the various transactions considered by the Board, as well as his service as a director at FelCor and other companies, which provides insight and perspective to his work on the Audit and Corporate Governance and Nominating Committees.

Mark D. Rozells
Qualifications: chartered financial analyst; extensive financial and executive management experience, including public company financial reporting; Audit Committee financial expert; public company leadership experience; independent.

Mr. Rozells is currently Executive Vice President and Chief Financial Officer of Fairmont and has held executive positions with financial, strategic and general management responsibilities at several leading public companies, including The Walt Disney Company and Starwood Hotels & Resorts. Mr. Rozells is also a chartered financial analyst, and his financial and transactional expertise has proven particularly relevant to his work on the Audit Committee, which he currently chairs, and the Finance Committee.

Richard A. Smith
Qualifications: extensive financial and general management experience, particularly in the lodging industry; substantial public company leadership experience; wide range of lodging industry and financial institution relationships; currently FelCor's President and Chief Executive Officer.

In addition to his financial and general management experience, as well as his record of leadership, Mr. Smith provides the Board with a unique window into the current thinking of, and efforts undertaken by, FelCor's management team. Mr. Smith also provides the Board and FelCor with a clearly articulated strategic vision for FelCor and first-hand insights into FelCor's day-to-day challenges and opportunities.

C. Brian Strickland
Mr. Strickland was nominated and elected in 2010 by the holders of our preferred stock. His qualifications were not evaluated by the Corporate Governance and Nominating Committee, and the Board expresses no opinion as to Mr. Strickland's qualifications to serve as a director.

Executive Board Sessions

Our Board regularly meets in executive session, in the absence of members of management who are not directors, to discuss issues related to management performance and other matters. In addition, the independent directors meet regularly, led by our Lead Independent Director, without Messrs. Corcoran and Smith present, in connection with each regular Board meeting.

Communications with Directors

Our Corporate Governance Guidelines provide that our stockholders and other interested parties may communicate their concerns about us and our business and affairs to the Board, the Chairman of our Board, or if the Chairman of our Board is a member of management, to the non-management directors, as a group, c/o our Lead Independent Director. These communications should be sent in the form of written correspondence by mail addressed to the Board of Directors c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, Texas 75062-3933, Attention: Secretary. The communication should indicate whether it is intended for the entire Board, the Chairman of our Board or the Lead Independent Director, as applicable, or the non-management directors, as a group. The Secretary will forward all such correspondence to the Chairman of our Board or the Lead Independent Director, as applicable, who will determine what action, if any, will be taken concerning the correspondence and its contents. If the number of letters received through the foregoing process becomes excessive, the Board may consider approving a process for review, organization and screening of the correspondence by the Secretary or other appropriate person.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that is applicable to our directors, officers and employees. A copy of this Code, as amended, is available from our website at www.felcor.com. We will also post on our website any waivers of the provisions of the Code made with respect to any of our directors or executive officers.

Board Leadership Structure

We have historically separated the offices of Chief Executive Officer and Chairman of the Board as a means of separating management of FelCor from the Board's oversight of management. Our current Chairman, Mr. Corcoran, co-founded FelCor and was our President and Chief Executive Officer from 1994 until 2006; he has a unique historical and current perspective regarding FelCor and the lodging industry. In addition to the foregoing, in 2010 the Board of Director established the position of Lead Independent Director; Mr. Lutz was elected to that position by our independent directors in 2010 and will serve until his current term of service as a director expires in 2013. The Lead Independent Director, who is selected from and elected by our independent directors (in the absence of such election, the Chairman of the Corporate Governance and Nominating Committee serves as the Lead Independent Director), presides over meetings of the independent members of the Board of Directors and provides independent leadership and guidance. We believe, at this time, that this structure provides desirable oversight of the Company's management and affairs.

Risk Oversight

Our Board of Directors oversees an enterprise-wide approach to risk management, intended to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. The Board is actively involved in establishing and refining our business strategy, including assessing management's appetite for risk and determining the appropriate level of risk for FelCor, overall. In late-2008 and early 2009, the Board, various FelCor executives and other officers engaged in a formal enterprise risk management assessment, which involved a review and analysis of risk throughout the business. The assessment was facilitated by Towers Watson, an independent consulting firm. Towers Watson thereafter submitted a report to the Board containing various findings that were subsequently considered by the Board and management and, where appropriate, integrated with our internal processes. FelCor may conduct additional assessments in the future as circumstances warrant.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and from time to time discusses and evaluates matters of risk, risk assessment and risk management with our management team. The Compensation Committee is responsible for overseeing the management of risk associated with FelCor's compensation policies and arrangements. Finally, the Corporate Governance and Nominating Committee ensures that the internal rules and processes by which FelCor is governed are consistent with prevailing best governance practices and applicable laws and regulations. Our Code of Business Conduct and Ethics, Corporate Governance Guidelines, Committee Charters and other governance documents are reviewed by the appropriate committees annually to confirm continued compliance, ensure that the totality of our risk management processes and procedures is appropriately comprehensive and effective and that those processes and procedures reflect established best practices.

 STOCK OWNERSHIP

Principal Stockholders

The following table shows how much of our common stock, Series A Preferred Stock and Series C Preferred Stock was beneficially owned on April 1, 2011, by each person known to us to beneficially own more than 5% of our common stock, Series A Preferred Stock and Series C Preferred Stock. Please note that under the U.S. securities laws, the Preferred Stock is generally not considered voting stock and, therefore, persons beneficially owning more than 5% of our Series A Preferred Stock or Series C Preferred Stock have no obligation to notify us or the SEC of their beneficial ownership of such Preferred Stock. Consequently, there may be other holders of more than 5% of the Series A Preferred Stock and Series C Preferred Stock that are not known to us.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(a)	Amount and Nature of Beneficial Ownership of Series A Preferred Stock	Percent of Class(a)	Amount and Nature of Beneficial Ownership of Series C Preferred Stock(b)	Percent of Class(a)
The Vanguard Group, Inc. (c) 100 Vanguard Blvd. Malvern, PA 19355	9,822,869		7.9%	—	—	—	—

Black Rock Inc. (d) 40 East 52nd Street New York, NY 10022	6,511,123		5.2%	—	—	—	—

Franklin Resources, Inc. (e) One Franklin Parkway San Mateo, CA 94403	3,443,943	(f)	3.4%	3,901,500	30.3%	—	—

Perella Weinberg Partners Capital Management LP (g) 767 Fifth Avenue New York, NY 10153	—		—	566,504	4.4%	811,983	11.9%
__________________

(a)
Based upon 124,491,619 shares of common stock, 12,880,475 shares of Series A Preferred Stock and 6,798,000 depositary shares representing 67,980 shares of Series C Preferred Stock outstanding as of April 1, 2011.

(b)	Reflects the number of depositary shares held. Each depositary share represents 1/100th of a share of Series C Preferred Stock.

(c)
Based upon Amendment No. 6 to its Schedule 13G filed on February 10, 2011. As set forth in Amendment No. 6, The Vanguard Group, Inc., an investment advisor, reported that it had sole voting power with respect to 149,326 shares, and sole dispositive power with respect to 9,673,543 shares and shared dispositive power with respect to 149,326 shares. The shares of common stock held by The Vanguard Group, Inc. do not have any voting rights with respect to the election of special directors by the holders of the Preferred Stock.

(d)
Based upon Amendment No. 1 to its Schedule 13G filed on January 21, 2011. Black Rock Inc. reported that it had sole voting and dispositive power with respect to these shares. The shares of common stock held by Black Rock Inc. do not have any voting rights with respect to the election of special directors by the holders of the Preferred Stock.

(e)
Based upon Amendment No. 15 to its Schedule 13G filed on February 2, 2011. Franklin Resources, Inc., beneficially owned 3.4% of our common stock, which included 3,024,443 shares of common stock issuable on conversion of the Preferred Stock. As set forth in Amendment No. 15, the securities are beneficially owned by one or more open- or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of Franklin Resources, Inc.

(f)	Includes 3,024,443 shares of common stock issuable on conversion of the Preferred Stock.

(g)
Based upon Amendment No. 4 to its Schedule 13D filed on April 5, 2011. As reported in Amendment No. 4, Perella Weinberg Partners Xerion Master Fund Ltd., Perella Weinberg Partners Xerion Equity LP, Perella Weinberg Partners Xerion Fund GP LLC, Perella Weinberg Partners Capital Management LP, Perella Weinberg Partners Capital Management GP LLC, and Perella Weinberg Partners Group LP each had shared voting power with respect to these shares as of the March 25, 2011 record date, but no longer has dispositive power over these shares. The reporting persons no longer possess any economic investment in the reported shares, and following the 2011 annual meeting, the reporting persons will no longer have any beneficial ownership over these shares.

Security Ownership of Management

The following table shows how much of our common stock, Series A Preferred Stock and Series C Preferred Stock was beneficially owned on April 1, 2011 by the executive officers named in the Summary Compensation Table each nominee and continuing director, and all current directors and executive officers, as a group. Unless otherwise indicated, each person owns directly the number of shares shown after his or her name in the table below. None of the shares owned by such persons are subject to any pledge. The address of each of the persons listed below is c/o FelCor Lodging Trust Incorporated, 545 E. John Carpenter Freeway, Suite 1300, Irving, TX 75062-3933.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership of Common Stock		Percent of Class(a)	Amount and Nature of Beneficial Ownership of Series A Preferred Stock		Percent of Class(a)	Amount and Nature of Beneficial Ownership of Series C Preferred Stock(b)	Percent of Class(a)
Melinda J. Bush	16,600	(c)	*	—		*	—	*
Glenn A. Carlin	30,000		*	—		*	—	*
Thomas J. Corcoran, Jr.	494,034	(d)	*	4,000		*	1,000	*
Robert F. Cotter	116,300		*	—		*	—	*
Michael A. DeNicola	374,285	(e)	*	—		*	—	*
Christopher J. Hartung	—		*	—		*	—	*
Thomas C. Hendrick	30,200		*	—		*	—	*
Charles A. Ledsinger, Jr.	35,175		*	—		*	—	*
Robert H. Lutz, Jr.	43,700	(f)	*	—		*	—	*
Robert A. Mathewson	433,317	(g)	*	10,000		*	—	*
Troy A. Pentecost	334,524	(h)	*	—		*	—	*
Mark D. Rozells	3,507		*	—		*	—	*
Richard A. Smith	1,412,352	(i)	1.1%	—		*	10,000	*
C. Brian Strickland	—		*	—		*	—	*
Andrew J. Welch	374,454	(j)	*	—		*	—	*
Jonathan H. Yellen	337,780	(k)	*	1,000	(l)	*	—	*
All executive officers and directors, as a group (16 persons) (m)	4,036,228		3.2%	15,000		*	11,000	*
_____________

*	Represents less than 1% of the outstanding shares of such class.

(a)
Based upon 124,471,619 shares of common stock, 12,880,475 shares of Series A Preferred Stock and 6,798,000 depositary shares representing 67,980 shares of Series C Preferred Stock outstanding as of April 1, 2011.

(b)	Reflects the number of depositary shares held. Each depositary share represents 1/100th of a share of Series C Preferred Stock.

(c)	The shares beneficially owned by Ms. Bush include (i) 7,700 shares of common stock held by Ms. Bush's IRA, and (ii) 4,000 shares held by a trust of which Ms. Bush is the beneficiary.

(d)
The shares beneficially owned by Mr. Corcoran include (i) 3,101 shares of common stock issuable upon the conversion of 4,000 shares of Series A preferred stock; (ii) 30,000 shares of common stock held by TCOR Holdings, LLC, of which he is the sole beneficial owner; (iii) 2,847 shares of common stock held by his IRA; (iv) 43,880 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three or four-year period from the date of grant, subject to the satisfaction of certain conditions; and (v) 136,725 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2013, subject to continued employment.

(e)
The shares beneficially owned by Mr. DeNicola include (i) 156,366 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three or four-year period from the date of grant, subject to satisfaction of certain conditions; (ii) 10 shares held for his minor son; and (iii) 104,889 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2013, subject to continued employment.

(f)
The shares beneficially owned by Mr. Lutz include (i) 41,200 shares owned by Lutz Investments LP, a family partnership of which Mr. Lutz is a beneficiary, and (ii) 2,500 shares owned by Mr. Lutz's spouse.

(g)
The shares beneficially owned by Mr. Mathewson include (i) 208,333 shares of common stock held by RGC Leasing, Inc., of which Mr. Mathewson serves as President and is a stockholder, and (ii) 7,752 shares of common stock issuable upon conversion of 10,000 shares of Series A preferred stock.

(h)
The shares beneficially owned by Mr. Pentecost include (i) 158,908 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three- to five-year period from the date of grant, subject to satisfaction of certain conditions, and (ii) 110,079 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2013, subject to continued employment.

(i)
The shares beneficially owned by Mr. Smith include (i) 650,517 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three- to five-year period from the date of grant, subject to satisfaction of certain conditions, and (ii) 317,894 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2013, subject to continued employment.

(j)
The shares beneficially owned by Mr. Welch include (i) 15,000 shares of common stock issuable pursuant to stock options that are currently exercisable; (ii) 2,237 shares held in his individual retirement account; (iii) 3,000 shares held in custodial accounts for his minor children; (iv) 156,366 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three- to four-year period from the date of grant, subject to satisfaction of certain conditions; and (v) 106,124 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2013, subject to continued employment.

(k)
The shares beneficially owned by Mr. Yellen include (i) 18,716 shares of common stock held by trusts of which Mr. Yellen is not the trustee for the benefit of Mr. Yellen's minor children; (ii) 160,366 shares of restricted common stock issued pursuant to stock grants that are unvested and will vest over a three- to five-year period from the date of grant, subject to satisfaction of certain conditions; (iii) 775 shares of common stock issuable upon the conversion of 1,000 shares of Series A preferred stock held in Mr. Yellen's individual retirement account; and (iv) 105,114 shares of common stock subject to claw-back agreements, portions of which expire annually through December 27, 2013, subject to continued employment.

(l)	These shares are held in Mr. Yellen's individual retirement account.

(m)	See footnotes (c)-(l) above.

MANAGEMENT

Executive Officers

FelCor identifies the following officers as “executive officers” as contemplated by the rules and regulations of the SEC:

Name	Age	Position(s) With FelCor	Officer Since

Richard A. Smith	48	President, Chief Executive Officer and Director	2004
Michael A. DeNicola	52	Executive Vice President and Chief Investment Officer	2001
Troy A. Pentecost	49	Executive Vice President and Chief Operating Officer	2006
Andrew J. Welch	49	Executive Vice President and Chief Financial Officer	1998
Jonathan H. Yellen	43	Executive Vice President, General Counsel and Secretary	2006

Business Experience of Executive Officers

Information concerning the business experience of Richard A. Smith is set forth above under “Class III Directors.”

Michael A. DeNicola joined FelCor in December 2001 as its Executive Vice President and Chief Investment Officer. Mr. DeNicola has more than 20 years experience in the hospitality industry. Prior to joining FelCor, he was a Principal and the Head of the Lodging and Leisure Group for Lend Lease Real Estate Investments. From 1992 to 2000, Mr. DeNicola held a number of leadership positions with Carlson Hospitality Worldwide, including Executive Vice President of Carlson Vacation Ownership, Senior Vice President of Planning, Mergers and Acquisitions, and Vice President of Operations. Prior to 1992, he served as Senior Manager and Director of Hospitality Services for Kenneth Leventhal and Company and Vice President of Hotel Investments for VMS Realty Partners. Mr. DeNicola graduated from Cornell University’s School of Hotel Administration.

Troy A. Pentecost, a hospitality veteran with more than a quarter century of industry experience, joined FelCor as Executive Vice President and Director of Asset Management in March 2006, and was promoted to Chief Operating Officer in August 2010. He was Senior Vice President of Operations and Divisional Vice President of Operations for Remington Hotel Corporation from 2004 to 2006, where he was responsible for that company’s operational and sales activity. Prior to joining Remington, Mr. Pentecost was employed by Wyndham International, Inc. in various management roles, including Regional Vice President, Area Director and General Manager, from 1993 to 2004. Mr. Pentecost also previously worked with Guild Hotel Management Company, where he served as Regional Vice President and Director of Operations. Mr. Pentecost attended Bowling Green State University. Mr. Pentecost currently serves on owners and/or franchise councils for various brands, including Starwood, Sheraton, Doubletree and Holiday Inn.

Andrew J. Welch joined FelCor in July 1998 as its Vice President and Treasurer. He was named Senior Vice President and Treasurer in March 2001 and Executive Vice President, Chief Financial Officer and Treasurer in February 2006. Prior to joining FelCor, Mr. Welch had served as Vice President and Treasurer of Bristol Hotel Company from August 1997. Prior to joining Bristol, Mr. Welch held investment banking positions with Bank of America, N.A. and Citibank, N.A. Mr. Welch is currently a member of various professional organizations in the real estate industry including the National Association of Real Estate Investment Trusts. Mr. Welch has served or is currently serving as a director of various philanthropic organizations including The American Heart Association (Dallas Division), The American Ireland Fund (Texas Region) and Our Friends Place (an organization providing a safe haven for neglected, abused or abandoned young women). He has previously served on the Advisory Board of the School of Business at the University of Kansas. Mr. Welch is a graduate of the University of Kansas and holds a Masters of Business Administration from the Cox School of Business at Southern Methodist University.

Jonathan H. Yellen joined FelCor in July 2006 as its Executive Vice President, General Counsel and Secretary. Prior to joining FelCor, Mr. Yellen was engaged in the private practice of law, from August 2003 to June 2006, with Damon & Morey LLP in Buffalo, New York, and from January 2001 to July 2003 in solo practice in New York City, specializing in mergers and acquisitions, corporate finance and securities law. From February to September 2000, Mr. Yellen served as Executive Vice President and General Counsel of Digital Lighthouse Corporation (in July 2001, Digital Lighthouse Corporation filed for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code). From October 1998 until February 2000, Mr. Yellen served as Vice President and Associate General Counsel of Starwood Hotels & Resorts Worldwide, Inc. Prior to that time, Mr. Yellen engaged in the private practice of law in New York with Fried Frank Harris Shriver & Jacobson LLP, and in New York and California with Latham & Watkins LLP. Since 2006, Mr. Yellen has served as a director of Avadyne Health, a privately-held provider of health care receivable management services to hospitals and other providers throughout the United States, and since December 2010, he has also served as a director, and a member of the executive committee, of the Dallas Hebrew Free Loan Association. He is also a member of various professional and industry organizations, including the American Bar Association and the National Association of Real Estate Trusts. Mr. Yellen is a graduate of Amherst College, Columbia University School of Law (where he was a Harlan Fiske Stone Scholar) and Georgetown University Law Center.

Terms of Office and Relationships

Our NEOs are elected annually by our Board of Directors, typically at its first meeting held after each annual meeting and otherwise as necessary and convenient in order to fill vacancies or newly created offices. Each NEO holds office until a successor is duly elected and qualified or, if earlier, until retirement, death, resignation or removal. Any duly elected or appointed officer or agent may be removed by the Board whenever, in its judgment, our best interests will be served thereby, but such removal shall be without prejudice to the contractual rights, if any, of the person so removed.

There are no family relationships among any of our current directors or executive officers. Except as described under “Election of Directors” above, none of our director nominees or continuing directors hold directorships in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or pursuant to Section 15 (d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There are no arrangements or understandings between any nominee for election as a director or officer and any other person pursuant to which that director was nominated or officer was selected.

Compensation Discussion and Analysis
This section contains a discussion and analysis of the compensation program in place for 2010 for Messrs. Smith, DeNicola, Pentecost, Welch and Yellen (our NEOs). FelCor’s Compensation Committee, or the committee, approves the compensation of Mr. Smith (our President and chief executive officer). In addition, in consultation with Mr. Smith, the committee determines and approves the compensation of our other NEOs.

Executive Summary

Pay for Performance. 54.6% of Mr. Smith’s potential total compensation and 47.5% of our other NEOs’ potential total compensation for 2010 was at risk, based on corporate and individual performance (including 100% of their potential cash bonuses and 40% of their potential annual equity grants). By expanding the range of performance criteria, the committee ensured that all of the priorities identified by the Board as important to the success of our long-term strategic plan receive the necessary focus and best execution under the circumstances. See the discussion of performance and how it affected 2010 executive compensation below.

Actual Performance. In 2010, the company exceeded the highest financial performance criteria established by the committee for the year. In addition, the company achieved all of its non-financial corporate objectives in an operating and economic environment that continued to be challenging and uncertain. We accomplished our operating objectives, including substantially retaining the market share gains resulting from our portfolio-wide renovation program and achieved flow-through to hotel EBITDA in excess of budget. In addition, we completed a critical common stock offering in June 2010 and acquired the Fairmont Copley Plaza on very favorable terms shortly thereafter. We also accomplished several critical debt transactions, including repurchasing almost $180 million of secured indebtedness at a nearly $50 million discount and refinanced its remaining near-term debt maturities. The successful execution of those transactions reflects the closely coordinated work, and exceptional individual performance, of our executive team. See the discussion of performance and how it affected 2010 executive compensation below.

Incentive Compensation Recoupment Policy. The committee recently adopted a formal incentive compensation recoupment policy that applies to all of our NEOs. See the discussion of this policy below.

Improvements to Corporate Governance Practices. The Board of Directors established a Lead Independent Director role within our corporate governance structure to ensure that how we are governed continues to reflect best practices among public companies. The Lead Independent Director enhances the Board of Directors performance by providing an additional “check and balance,” given that the Chairman of our Board of Directors is not considered independent. See the discussion regarding our Lead Independent Director above. In addition, the Board of Directors now requires that any director who stands for re-election but fails to receive a majority of the votes cast in an uncontested election must submit his or her resignation for consideration by the Board of Directors and/or our Corporate Governance and Nominating Committee.

General. While the committee considers various market data in setting compensation, it may also consider various other factors, such as the credentials, length of service, experience and prior performance of each NEO. For example, the committee increased Mr. Pentecost’s base salary by $30,000 when he was promoted to Chief Operating Officer and assumed additional responsibilities in August 2010. The compensation offered to our NEOs is sufficient to reduce the need for anything more than very limited executive perquisites or enhanced benefit programs beyond those that are typically available to all of our employees. In addition, we seek to ensure that how we compensate employees and reward performance reflects best practices in corporate governance and does not encourage unwarranted risk-taking. We believe our program is appropriately straightforward and should be easy to communicate and explain to our employees and stockholders.
Structure and Objectives. Our program is comprised primarily of cash compensation (base salary, annual performance-based cash bonuses and discretionary cash bonuses) and equity compensation (annual equity grants), as well as certain other benefits discussed below. Our executive compensation program reinforces our business strategy and core values by ensuring that executive compensation levels reflect, to a significant degree, realized corporate and individual performance, the competitive market for the talented executives and the relative internal contributions of each executive.
The following table shows how the principal components of our executive compensation program relate directly to the primary objectives of the program:

Related Program Objective
Base Salary	• Attract and retain exemplary executive talent
• Provide executives with a base level of predictable, fixed and liquid income

Annual Cash Bonus	• Attract and retain exemplary executive talent
• Motivate performance in line with annual performance objectives (which relate to our long-term strategic plan and building long-term stockholder value)
• Hold our executives accountable and reward them appropriately for successful business results

Equity Compensation	• Attract and retain exemplary executive talent
• Align long-term executive financial interests with long-term stockholder interests
• Hold our executives accountable and reward them appropriately for successful business results
• Motivate performance in line with annual performance objectives (which relate to our long-term strategic plan and building long-term stockholder value)

Our program is deliberately weighted more heavily toward performance-based compensation, as performance is a significant factor when determining both annual cash bonuses and equity grants. Base salary only amounts to 25% of Mr. Smith’s target annual compensation and 33.3% of our other NEOs’ target annual compensation. The committee regularly reviews the amount and mix of compensation and may make changes to the compensation program that are designed to keep our compensation competitive or otherwise emphasize a particular set of objectives. From time to time, the committee adjusts executive base salaries and/or the other components of executive compensation in order to ensure that the overall compensation opportunities are competitive, performance-driven and effectively align the long-term interests of our NEOs with those of our stockholders (for example, as noted in the discussion of base salaries below, after a review of executive compensation at our peer lodging REITs, executive base salaries were adjusted in two stages: once at the end of 2009 and again in late 2010, once the economic recovery had taken hold to ensure that both base salaries and total target compensation remain competitive).
CEO Compensation. Mr. Smith’s compensation follows the broad outline of our overall compensation program for our other NEOs, and his annual and long-term incentive compensation are generally addressed by the committee at the same time, and on the same general basis, as our other NEOs. Nevertheless, certain parameters (base salary, annual bonus range and annual stock grant) are set forth in his employment agreement, the terms of which are described in further detail under the heading “Employment Agreement with Richard A. Smith.” The committee believes that providing competitive compensation emphasizing long-term corporate performance helps retain a talented and capable chief executive officer. Recognizing Mr. Smith’s leadership and vision in the development and execution of our long-term strategic plan, and seeking to ensure his continued focus and commitment, the committee has determined he should have the opportunity to earn compensation at a level consistent with the 75th percentile of chief executives at our peer lodging REITs1 (assuming certain levels of performance are achieved). (By comparison, the committee has historically targeted non-CEO NEO compensation to be consistent with median target compensation for similar executives at our peer lodging REITs.)
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1 We generally consider the following lodging REITs (all of which primarily invest in hotel real estate and have shares that trade on the New York Stock Exchange) our peers: Ashford Hospitality Trust; DiamondRock Hospitality Company; Host Hotels & Resorts, Inc.; LaSalle Hotel Properties; Strategic Hotels & Resorts, Inc.; and Sunstone Hotel Investors, Inc. However, with respect to the compensation of our NEOs other than Mr. Smith, we excluded Host’s executive compensation entirely because it distorted the analysis and excluded compensation for executives at other peers who had substantially different responsibilities than our NEOs. In addition, due to the limited number of companies in our primary peer group, in 2010, the committee requested that PayGovernance, an independent compensation consulting firm (formerly part of Towers Watson), develop a secondary peer group consisting of public non-lodging REITs and non-REIT lodging companies that were otherwise comparable to the Company based on annual revenues, enterprise values and lines of business. Based on this request, PayGovernance recommended the following ten companies as a secondary peer group: BRE Properties, Inc.; Corporate Office Properties Trust; Equity One, Inc.; Gaylord Entertainment Company; Healthcare Realty Trust Incorporated; Lexington Realty Trust; Pennsylvania Real Estate Investment Trust; Post Properties, Inc.; Vail Resorts, Inc.; and Weingarten Realty Investors. Although not specifically used in 2010, the committee may use data from this secondary peer group to provide additional relevant statistical sampling, as appropriate.

Base Salaries. Base salaries provide executives with regular income at a threshold level. Base salaries for our NEOs may be set at any level the committee deems appropriate (however, Mr. Smith’s employment agreement provides for a $600,000 minimum annual base salary). The committee generally adheres to our past practice with respect to all FelCor employees by increasing base salaries to reflect cost-of-living increases over the prior year. Increases in base salaries above a cost-of-living adjustment on a year-over-year basis are generally driven by exceptional performance and promotions.
In addition, the committee is mindful of its overall goal to keep cash compensation for NEOs competitive and will consider, from time to time, market-based adjustments to executive salaries. In 2009, the committee reviewed the competitiveness of our executive compensation program and found that the opportunities provided to our NEOs failed to achieve the committee’s long-held objective of offering competitive executive compensation - in Mr. Smith’s case, our program did not provide the opportunity to earn total compensation up to the 75th percentile among CEOs at our peer lodging REITs, and in the case of our other NEO’s, their total compensation opportunity fell below the median of the NEOs, on average, at our peer lodging REITs. The following tables compare the total potential compensation for Mr. Smith and our other NEOs for 2009 relative to their peer lodging REITs:

Comparison of Total 2009 Compensation (CEO) ($)

		Performance Level
		Threshold	Target	Superior
FelCor CEO		1,800,000	2,400,000	3,300,000
Peer CEOs	25th Percentile	2,121,875	2,475,000	3,128,250
	Median	2,241,900	2,789,200	3,511,500
	75th Percentile	2,383,450	2,913,350	3,825,500

Comparison of Total 2009 Compensation (all other NEOs) ($)

		Performance Level
		Threshold	Target	Superior
FelCor NEOs*		743,145	964,080	1,185,015
Peer NEOs*	25th Percentile	769,838	1,007,010	1,470,965
	Median	905,499	1,108,375	1,476,313
	75th Percentile	984,375	1,225,000	1,638,290
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*For purposes of this analysis, the committee reviewed average compensation data for non-CEO NEOs at each of FelCor and its peer lodging REITs.

After reviewing industry information and consulting with Towers Watson, an independent compensation consulting firm engaged by the committee at the time, the committee found base salaries would have to be increased from $600,000 to $700,000 for Mr. Smith and from $321,360 to $375,000 for each of our other NEOs to provide competitive executive compensation opportunities, assuming no structural changes to our overall program. Although the committee and our Board remain committed to maintaining a competitive executive compensation program, they concluded that making such significant changes to fixed base salary before the lodging industry demonstrated convincing signs of a recovery would be imprudent. So, in late 2009, the committee only increased Mr. Smith’s base salary to $650,000 and base salaries for the other
NEOs to $350,000 for 2010, rather than the higher levels recommended by Towers Watson. In making these changes, the committee noted that these adjustments fell short of ensuring that FelCor’s overall executive compensation program remains within the committee’s objectives for competitive executive compensation. In October 2010, the committee consulted with Pay Governance and confirmed that the analysis and recommendations submitted by Towers Watson in 2009 remained valid (even after giving effect to the lesser increases implemented at the beginning of the year). Thereafter, and in light of increasing evidence that the overall economy and the lodging industry had begun to recover from the deep recession, the committee increased NEO salaries to the previously-recommended levels, as noted above, effective November 1, 2010. (Mr. Pentecost’s base salary also reflects a separate $30,000 increase (on an annualized basis) authorized by the committee in August 2010 in connection with his promotion to chief operating officer.) In light of these increases, executive base salaries were not increased further for 2011 as part of our customary across-the-board annual cost of living increase.

The following table shows the base salaries actually paid in 2010 and that will be paid in 2011 to each of our NEOs, as well as the percentage increase from 2010:

	Base Salary ($)		Change (%)
	2010	2011	2010-11
Richard A. Smith	658,333	700,000	6.3
Michael A. DeNicola	354,167	375,000	5.9
Troy A. Pentecost	367,013	405,000	10.4
Andrew J. Welch	354,167	375,000	5.9
Jonathan H. Yellen	354,167	375,000	5.9

Performance-Based Compensation. Annual cash bonus compensation and annual equity grants are determined with reference to performance criteria established in advance for the preceding year by the committee and/or our Board of Directors. The committee intends that performance targets be appropriately ambitious and not create incentives that present a material and inappropriate risk to the company. In particular, the committee strives to ensure that performance standards are sufficiently ambitious so as to put bonus and equity compensation substantially “at-risk” and sufficiently objective to permit a fair review of achievement at year-end and that actual bonus payments and equity grants are consistent with the overall NEO compensation program.

Annual Cash Bonuses. Annual cash bonuses are determined, based upon percentages of grantees’ base salaries, with reference to performance from threshold to target to superior and above, as shown in the following table, which outlines the effective relevant percentages for our NEOs:

	Threshold	Target	≥ Superior
Mr. Smith	50.0%	100.0%	200.0%
All other NEOs	37.5%	75.0%	112.5%

(The foregoing percentages were implemented based upon advice received by the committee in 2006 from Barry Bard, an independent compensation consultant engaged at that time by the committee.) If performance falls between threshold and superior, annual cash bonuses are determined by linear interpolation. In addition, the committee and our Board believe that there should be a minimum level of financial performance (lower than the threshold level of financial performance noted above) below which, regardless of other corporate or individual performance, no programmatic (as opposed to discretionary) cash bonus compensation should be paid. For 2010, the committee determined that programmatic annual cash bonuses would not be paid unless adjusted EBITDA exceeded $120 million. This level was substantially surpassed (2010 adjusted EBITDA was $188.1 million). Please see “Impact of Performance on Actual Compensation Paid” below for information regarding the amounts earned under our annual cash bonus program.
Equity Compensation. Since 2002, we have exclusively issued shares of restricted stock (as opposed to stock options) as equity compensation, reflecting a common practice among other REITs and the committee’s conclusion that, because REITs must pay out a higher portion of earnings than a typical company, increases in stock price alone (which is required to realize the value of stock options) are not a completely accurate measure of success. We make annual equity grants to our officers, including our NEOs. For our NEOs, equity grants are the largest single component of their compensation. This weighting is deliberate and intended to align their interests with the long-term interests of our stockholders. For example, our officers benefit alongside our stockholders as our stock appreciates or our dividend is increased (historically, grantees receive dividends on both vested and unvested stock as dividends are paid), and they share the burden when our stock trades down or the dividend is reduced or suspended. None of our NEOs received any dividends or other distributions in 2010 with respect to their vested or unvested equity because we did not pay dividends on our common stock in 2010.
In 2008, the committee undertook a review of how performance affects the program and individual grantees. With the guidance of Towers Watson, the committee evaluated our compensation structure, both relative to our peers and on an absolute basis, to ensure we were achieving our desired goals. Based on this guidance, the committee modified our long-term incentive strategy to incorporate performance measures for determining the number of shares of restricted stock to be granted (rather than how or when shares may vest) and to provide for three-year vesting that is exclusively time-based.
The number of shares of restricted stock granted annually is determined by value, based upon percentages of grantees’ base salaries at the grant date. Each grant is adjusted for performance from threshold and below to target to superior and above, as shown in the following table, which outlines the effective relevant percentages for our NEOs:

	≤ Threshold	Target	≥ Superior
Mr. Smith	150.00%	200.00%	250.00%
All other NEOs	93.75%	125.00%	156.25%
(As with the percentages used for determining annual cash bonuses, the foregoing percentages were implemented based upon advice received by the committee in 2006 from Barry Bard.) If performance falls between threshold and superior, the grants are determined by linear interpolation.

Impact of Performance on Actual Compensation Paid. Beginning with respect to 2010, at the recommendation of the committee and with the advice of Towers Watson, our Board of Directors expanded the criteria to be used to assess performance when determining performance-based compensation (including annual cash bonuses, annual equity grants and vesting of pre-2009 stock grants (to the extent subject to performance)) in acknowledgement of the various factors that contribute to successful performance.2 Our Board of Directors made this determination in recognition that simply focusing on financial performance over a single year without regard to other achievements in that year that contribute toward long-term strategic objectives and goals, as determined by our Board of Directors, is too narrow an approach to the overall evaluation of performance by the management team. The committee believes that these criteria are equally relevant to determining annual cash bonuses and long-term equity incentives because they reflect what, in the committee’s view, is necessary to execute our long-term strategic plan and to build long-term stockholder value. At or near the beginning of each calendar year, the committee establishes targeted performance criteria in the following categories, with the indicated weight given to those categories as noted below:

•
Financial Performance objectives typically refer to commonly used metrics like adjusted FFO per share or adjusted EBITDA, and are established annually based upon a variety of factors, including budgets, industry projections, individual hotel markets and similar considerations. Performance is assessed along a scale from threshold to superior performance. Typically, targeted performance is at the mid-point between the two, but not necessarily every year. Targeted performance typically relates to our corporate budget and expectations about industry performance. Threshold and superior financial performance reflect performance levels, respectively, that the committee reasonably expects management to achieve or that the committee believes will be significantly challenging for management to achieve. As shown on the table below, for 2010, the committee selected adjusted EBITDA (as opposed to adjusted FFO) as the measure of financial performance. Adjusted EBITDA was used instead of FFO because when the criterion was selected in early 2010 adjusted EBITDA provided a greater degree of stability (for purposes of setting a range of performance) during the turbulent economic environment. For 2010, we substantially exceeded the superior financial performance objective. Weight: 50%.

2010 Financial Performance Criteria

Adjusted EBITDA ($)
2010 Actual	188,853,000
Superior	165,000,000
Target	148,815,000
Threshold	132,650,000
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2In the past, we have used various financial (e.g., attainment of earnings before interest, taxes, depreciation and amortization, or EBITDA, or funds from operations, or FFO, per share relative to a targeted level of performance) and/or market-based (e.g., stockholder return) performance metrics as the primary drivers for determining bonuses and equity grants. EBITDA is net income or loss (computed in accordance with GAAP) plus interest expense, income taxes, depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures (adjustments for unconsolidated partnerships and joint ventures are calculated to reflect unconsolidated EBITDA on the same basis). FFO is net income or loss (computed in accordance with GAAP) excluding gains or losses from sales of property, plus depreciation and amortization, and after adjustment for unconsolidated partnerships and joint ventures (adjustments for unconsolidated partnerships and joint ventures are calculated to reflect unconsolidated FFO on the same basis).

The following table sets forth the annual cash bonuses paid and the value of annual equity grants made to our NEOs in respect of 2010 financial performance:

	Bonus ($)	Equity Grant ($)
Richard A. Smith	658,333	875,000
Michael A. DeNicola	199,219	292,969
Troy A. Pentecost	206,445	316,406
Andrew J. Welch	199,219	292,969
Jonathan H. Yellen	199,219	292,969

•
Non-Financial Corporate Performance objectives relate to long-term strategic objectives and other operating or management goals that the committee and Board of Directors believe are important. By setting performance targets annually based upon our long-term strategy, the committee substantially eliminates the risk that near-term compensation opportunities for our NEOs or other employees will cause them to take risks that are inconsistent with our long-term strategy. Performance is assessed relative to each of these objectives, on an absolute and qualitative basis. The following table sets forth the non-financial corporate performance objectives established by the committee for 2010. Each of these objectives was achieved, generally with superior results as determined by the committee. Weight: 25%.

Targeted Performance

Balance Sheet	•
Develop a comprehensive plan to resolve 2010-12 secured debt maturities and execute that plan as approved by the Board. The Board approved management’s plan in February 2010. We eliminated our debt maturity risk by refinancing almost $1.5 billion of debt over the past 18 months (including all of our debt that would have matured in 2010 and 2012 and most of our debt that matures in 2011) while facing a very challenging credit market. For example, during 2010, we refinanced $210 million of debt that matured in 2010 with a new $212 million secured loan that matures in 2015 with a lower interest rate and more favorable terms, while unencumbering two hotels. We also repurchased two loans totaling almost $180 million at a nearly $50 million discount. Those two loans were secured by two strategic hotels, both of which are now unencumbered.

•
Analyze and execute equity offerings as approved by the Board. Management submitted a recommendation that the Company issue new equity in order to fund strategic property acquisitions and/or repay debt at a discount, taking into consideration various factors, including return on investment relative to current cost of capital. The Company successfully completed a $174 million equity offering, the proceeds of which were used to fund our purchase of the Fairmont Copley Plaza in Boston (one of three target markets) and (in part) to fund the discounted repurchase of our debt as described above.

Portfolio Management	•
Finalize analysis for the second phase of asset sales, including identification of potential dispositions, timeline and plan and submit that program for approval by the board. Management submitted its recommendations to the Board, which approved the program in July 2010. The recommendations were consistent with FelCor's ongoing long-term strategic plan to improve portfolio quality, growth rates, diversification and return on invested capital. The first group of 14 hotels was offered for sale in late 2010. The Sheraton Premiere Hotel & Towers at Tysons Corner was sold in December 2010 for $84.5 million (approximately 23 times trailing twelve months’ EBITDA), which exceeded internal expectations both as to timing and price. In December 2010, we finalized a plan to sell the remaining 21 hotels, subject to market conditions.

•
Refine acquisitions criteria, including target markets and properties, as well as opportunistic sourcing. Management submitted its recommendations, which were approved by the Board in April 2010. We acquired the first hotel under this plan, the Fairmont Copley Plaza, in June 2010 for $98.5 million ($257,000 per key, which is significantly less than estimated replacement cost).

Asset Management	•
Finalize our 20-year capital plan, including board approval, in conjunction with hold/sell analysis. Management submitted its recommendations, which were approved by the Board in July 2010 and will allow FelCor to manage our long-term capital planning and expenditures on a more efficient and effective basis.

	•	Manage our 2010 capital projects relative to budgeted amounts. 2010 capital projects were managed within budgeted parameters.

	•	Maintain significant market share gains achieved as a result of our portfolio-wide renovation program. Our 2010 market share penetration index exceeded budget by 0.1%.

•
Manage flow-through (on increase revenues) to Hotel EBITDA relative to 2009 and budget. During 2010, we achieved better than expected 32% flow-through of additional revenue to Hotel EBITDA and 60% flow-through to budget, despite a 1.5% decline in average rate.

The following table sets forth the annual cash bonuses paid, and the value of equity grants made, to our NEOs in respect of 2010 non-financial corporate performance:

	Bonus ($)	Equity Grant ($)
Richard A. Smith	329,167	437,500
Michael A. DeNicola	99,609	146,484
Troy A. Pentecost	103,222	158,203
Andrew J. Welch	99,609	146,484
Jonathan H. Yellen	99,609	146,484

•
Individual Performance objectives are established for each FelCor employee, including the chief executive officer and our other NEOs, at or near the beginning of each year. The chief executive officer reviews and approves the performance objectives for FelCor’s other NEOs, and the committee reviews our chief executive officer’s performance objectives, which typically track closely to our corporate objectives (financial and non-financial). As with non-financial corporate performance, individual performance is reviewed and assessed by an employee’s direct supervisor or, in the case of the chief executive officer, by the committee, based on a composite level of performance from threshold to target to superior. The following table summarizes for each NEO his 2010 individual performance objectives, as well as any other factors considered by the committee. The committee also recognized that although each NEO has pre-established performance objectives, all of our NEOs actively participate on a coordinated basis in the analysis, execution and administration of matters nominally assigned to one or several NEOs and that this cooperative environment is a critical component of the executive team’s continued success under Mr. Smith’s leadership. The committee concluded, after careful review, that Mr. Smith had achieved all of his individual objectives and, as a qualitative matter, at or above a superior level. In addition, the committee concluded, after discussions with Mr. Smith, that the other NEOs had performed similarly relative to their individual objectives. Weight: 25%.

Individual Objectives
Richard A. Smith
Mr. Smith’s 2010 objectives related to his leadership of the company, as a whole, including critical balance sheet initiatives, discussions with the investor community regarding our strategic plan (including recent and ongoing execution), strategic acquisitions and dispositions, portfolio management, capital expenditures, as well as his leadership in building and leading a cohesive team that reflects the highest standards and best practices for our industry. In particular, the committee and the Board of Directors recognized Mr. Smith’s role in leading our 2010 equity offering and establishing our new relationship with Fairmont Hotels & Resorts (in connection with our acquisition of the Fairmont Copley Plaza), as well as our successful operating results.

Michael A. DeNicola
Mr. DeNicola’s 2010 objectives related to the development and implementation of the second phase of our non-strategic hotel disposition program and analyzing, negotiating and executing disposition and acquisition transactions. Mr. DeNicola’s objectives also reflect his leadership of our capital transactions group, including identification and analysis of redevelopment and related opportunities. In particular, the committee recognized Mr. DeNicola’s efforts and contributions in connection with our acquisition of the Fairmont Copley Plaza, the development of the second phase of our hotel disposition program and the sale of our hotel in Tysons Corner, Virginia. At Mr. Smith’s recommendation, Mr. DeNicola was awarded a supplemental $25,000 bonus in respect of 2010, as a reflection of the significance of his contributions and achievements to our long-term strategic success.

Troy A. Pentecost
Mr. Pentecost’s 2010 objectives related to his direction of all aspects of asset management and capital expenditures, including working with our brand management teams so they achieve their pre-established goals; improving asset management productivity; achieving or exceeding portfolio-wide market share and flow-through objectives; managing capital expenditures within pre-established budgets; executive and staff development; and building and improving our strategic brand and hotel management relationships. In particular, the committee recognized the value of the disciplined approach taken by Mr. Pentecost, as the economy and industry recovered, managing hotel-level expenses, prioritizing capital expenditures, and ensuring that our hotel managers are sufficiently aggressive regarding rates, pricing and budgets to maintain and grow market share and margins. The committee also noted Mr. Pentecost’s significant contributions to both the second phase of our disposition program and the acquisition of the Fairmont Copley Plaza, as well as the development of the capital plan for that hotel following its acquisition.

Andrew J. Welch
Mr. Welch’s 2010 objectives related to the development and execution of a comprehensive plan to resolve our 2010-12 debt maturities; analysis and execution of our common stock offering; and leadership of our finance and accounting department, including capital raising, strategic planning, investor relations, treasury, financial planning and analysis, accounting, risk management and tax. In particular, the committee recognized Mr. Welch’s role in our successful equity offering and numerous financings throughout 2010, as well as his contributions to our disposition program and ongoing acquisitions.

Jonathan H. Yellen
Mr. Yellen’s 2010 objectives related to his counsel and advice to FelCor’s board and executive team, with particular attention to matters of corporate governance, executive compensation and regulatory compliance; leadership of our legal department, including budgeting corporate legal expenses and directing and managing the balance between internal and outside legal counsel; broad responsibility for matters relating to executive compensation and human resources; and analysis, negotiation and execution of various equity, debt and strategic transactions. In particular, the committee recognized Mr. Yellen’s role in our successful equity offering and the Fairmont Copley Plaza acquisition and his advice and counsel to the Board of Directors and the management team regarding recent significant legal and regulatory developments affecting public companies.

The following table sets forth the annual cash bonuses paid and the value of equity grants made to our NEOs in respect of 2010 individual performance:

	Bonus ($)	Equity Grant ($)
Richard A. Smith	329,167	437,500
Michael A. DeNicola	124,610	146,485
Troy A. Pentecost	103,222	158,203
Andrew J. Welch	99,610	146,485
Jonathan H. Yellen	99,610	146,485

The committee and the Board of Directors may review and modify performance objectives, thresholds and criteria at any time in light of changes in circumstances. In addition, the committee, at all times, retains the discretion, separate and apart from the customary annual bonus program, to award greater or lesser bonuses if pre-determined criteria are exceeded or not achieved, depending on circumstances.
Impact of the Global Recession - Alternative Grants. In February 2009, recognizing the impact of the emerging recession on the trading price of our common stock, the committee determined that issuing restricted stock solely based upon our customary dollar-denominated formula would be unduly dilutive to our stockholders; as a consequence, for that year, the committee granted a limited number of shares, ratably, to our officers and sought to make up the value shortfall with deferred payment of the difference, in terms of then-current value, in cash on the same three-year vesting schedule as for annual equity grants.

In December 2009, after discussions in executive session and with management throughout 2009 (including consultations with Towers Watson), the committee recognized that deferring those cash payments in lieu of granting restricted stock had the unintended effect of depriving FelCor’s employees of the incremental value they would have obtained as our common stock price recovered. Consequently, as recommended by the committee, the Board of Directors directed that contingent cash payments granted in 2009 and scheduled to vest after 2010 be paid currently; provided that those funds, or the securities permitted to be purchased with those funds (only cash equivalents and/or FelCor common stock), remain subject to a forfeiture agreement that substantively mirrors the remaining vesting schedule. For 2010, in the absence of sufficient shares available under our equity compensation plan to make normal annual restricted stock grants, equity grants were made on the same basis (i.e., restricted cash in lieu of restricted stock, with substantially the same forfeiture provision and investment restrictions). All of our officers, including our NEOs, elected to purchase FelCor common stock with all of their 2009 and 2010 restricted cash. The following table sets forth the number of shares purchased by each of our NEOs with their respective 2009 and 2010 restricted cash.

	Shares Purchased with Restricted Cash (#)
	2009	2010
Richard A. Smith	75,471	142,208
Michael A. DeNicola	21,846	47,859
Troy A. Pentecost	22,297	47,859
Andrew J. Welch	24,316	47,859
Jonathan H. Yellen	22,297	47,859

We have insufficient shares available under our equity compensation plan to make normal annual restricted stock grants and we are requesting that, at our 2011 annual meeting, our common stockholders approve an amendment to that plan that would increase the number of shares authorized for grants thereunder by 3,200,000 shares. The committee believes that such additional shares will be sufficient for purposes of making annual equity grants to our officers and independent directors for 2012-14, assuming the economy continues to recover and grow at a reasonable pace. However, because the committee makes equity grants in the first quarter of each year, any additional shares approved in May 2011 for grants under our equity compensation plan would not be available for the 2011 annual grant program. Consequently, at the recommendation of the committee, the Board of Directors directed that additional cash payments be made in 2011 to grantees, with the amount of such payments being equal to the value of the restricted stock that would otherwise have been granted, subject to the same investment restrictions and claw-back obligations as applicable to the 2010 grants. All of our NEOs elected to purchase FelCor common stock with 100% of their 2011 restricted cash. We expect to return to our customary annual restricted stock grant program in 2012, assuming our common stockholders approve the recommended amendment to our equity compensation plan.

The following table sets forth the number of shares purchased by each NEO with their respective 2011 restricted cash (shares are purchased with restricted cash after applicable payroll and income tax withholding):

Shares Purchased (#)
Richard A. Smith	185,354
Andrew J. Welch	62,060
Michael A. DeNicola	62,060
Troy A. Pentecost	67,025
Jonathan H. Yellen	62,060

Vesting - Pre-2009 Grants. Prior to 2009, annual grants of restricted stock were made without reference to performance; however, the shares vest as follows: one-half, based solely on the passage of time and continued employment, four years after the grant was made, and the remainder, based on alternative one- and four-year corporate performance and continued employment on each vesting date. In particular, shares granted in 2007and 2008 and eligible to vest in 2010 vested as follows:

•	Time-Based Vesting. All shares granted in 2007 that were eligible to vest based solely upon the passage of four years (assuming the grantees’ continued employment with FelCor) vested in 2010.

•
Annual Performance-Based Vesting. All shares granted in 2007 and 2008 that were eligible for annual performance-based vesting based upon achievement of targeted performance for 2010 (the same criteria as used for determining annual cash bonuses) vested in 2010.

•
Four-Year Performance-Based Vesting. None of the shares granted in 2007 that were eligible to vest upon the passage of four-years and the achievement of a four-year performance criterion set by the committee in 2007 (i.e., at least a 10% cumulative total stockholder return over the four-year vesting period) vested because the four-year performance criterion was not satisfied.

Vesting - 2009 Restricted Stock Grants and 2009 and 2010 Restricted Cash Grants. Shares of restricted stock granted in 2009 as part of our annual grant program, as well as the 2009 and 2010 restricted cash grants, vest based on the passage of time in three equal annual increments at the end of each service year (typically, a calendar year). Shares granted in 2009 as part of our annual grant program, and the portions of the 2009 and 2010 restricted cash, in each case that were eligible to vest in respect of 2010, vested on December 27, 2010.3
_________________________________
3In October 2010, the committee authorized prior year grants that would otherwise be eligible to vest in 2011 on or prior to March 1, 2011 to vest instead on December 27, 2010 (which allowed sufficient lead-time for delivery of vested shares prior to year-end). Earlier this year, the committee changed the vesting dates for existing grants that vest on either January 1 or March 1 so that they vest at or just before the end of the prior calendar year (i.e., vesting will now occur at the end of the relevant service year). These changes ensure that the full compensation expense recorded with respect to those grants coincides with the service years to which they relate. Annual grants made in 2011 and subsequent years will similarly vest at the end of the relevant calendar years and not on an unrelated later date.

Vesting - Mr. Smith’s 2007 Grant. Mr. Smith was granted 250,000 shares of restricted stock in 2007, which vest through the end of 2011. 125,000 of those shares were subject to four-year performance-based vesting, with the remainder vesting based upon the passage of time. 50,000 shares vested in 2010 based upon the passage of time. Of the shares subject to performance-based vesting, 31,250 shares vested because we and Mr. Smith achieved or exceeded superior performance for 2010. In addition, performance-vesting shares that failed to vest in prior years because of performance shortfalls nonetheless vest to the extent excess performance in a later year, when added to prior year performance, would have resulted in vesting in such prior year. Of his 31,250 performance-vesting shares that were eligible to vest in 2009, none vested because of a performance shortfall, which was measured exclusively by reference to financial performance. When excess 2010 financial performance was added to actual 2009 financial performance, the corresponding adjusted 2009 financial performance exceeded the threshold level of performance set by our Board of Directors in 2009 to a level that would have allowed 14,246 shares to vest in respect of 2009. Under the terms of his grant, those shares vested in 2010 after adjusting 2009 actual performance as described above.
The following table summarizes, for each NEO, the number of shares of restricted stock that vested in respect of 2010, as well as the aggregate value of such shares (based on the closing price on the applicable vesting dates), as well as the number of performance-vesting shares granted in 2007 that were forfeited because the four-year performance-vesting criterion were not met.

	Shares Vested (#)
	Time-Based	One-Year Performance	Four-Year Performance	Value ($)	Shares Forfeited (#)
Richard A. Smith	211,527	67,094	—	1,556,454	17,737
Michael A. DeNicola	41,408	11,491	—	295,927	5,269
Troy A. Pentecost	37,908	10,085	—	276,783	2,456
Andrew J. Welch	41,408	11,491	—	295,927	5,269
Jonathan H. Yellen	37,908	10,085	—	280,823	2,456

The following table summarizes, for each NEO, the amount of 2009 and 2010 restricted cash that vested in respect of 2010, as well as the corresponding number of shares purchased with such restricted cash that were thereafter no longer subject to risk of forfeiture.

	2009 Restricted Cash		2010 Restricted Cash
	Amount Vested ($)	Shares (#)	Amount Vested ($)	Shares (#)
Richard A. Smith	164,420	37,736	206,538	47,403
Michael A. DeNicola	47,595	10,923	69,508	15,953
Troy A. Pentecost	48,576	11,149	69,508	15,953
Andrew J. Welch	52,976	12,158	69,508	15,953
Jonathan H. Yellen	48,575	11,149	69,508	15,953

Incentive Compensation Recoupment Policy. In February 2011, the committee formally adopted a policy for recouping incentive compensation in certain circumstances.  This policy helps ensure that executives act in the best interests of FelCor and its shareholders and requires any NEO to repay or return cash bonuses and/or performance-based equity awards in the event the Company issues a material restatement of its financial statements and where the restatement was caused by the NEO’s intentional misconduct.  The committee will consider the facts and circumstances and exercise business judgment in determining any appropriate amounts to recoup, as well as the timing and form of recoupment.  The policy will apply beginning with bonuses and equity grants that are paid or made based upon 2011 performance.
Perquisites. We provide limited perquisites to our NEOs, although the committee reviews perquisites provided to NEOs and to executives at companies within our peer lodging REITs to ensure that our executive compensation remains competitive and fair. We do not make any tax gross up payments on the limited perquisites we offer to our NEOs.
Supplemental Health Insurance. Each of our NEOs participates in the health and welfare benefit plans and other benefit programs generally available to all of our employees. In addition to these health and welfare benefit plans, each of our NEOs is eligible to participate in our supplemental health insurance program. We pay the cost for each NEO who participates in this program. Please see the “Summary Compensation Table” for a summary of the amounts paid on behalf of each NEO pursuant to this program.
401(k) and Savings Plan. We maintain a 401(k) plan, which is generally available to all employees. We make matching contributions to the 401(k) plan equal to 150% of amounts contributed by participating employees, subject to specified limits. Each of our NEOs contributed $16,500 to our 401(k) plan in 2010, except for Mr. DeNicola, who contributed $22,000 (the incremental $5,500 of which was not matched by us). In 2010, we made the maximum matching contribution ($24,750) to our 401(k) plan on behalf of each NEO.
Other Retirement Benefits. We have no formal pension or retirement plan other than our 401(k) plan. The committee believes that providing such benefits to our NEOs at this time would be inconsistent with prevailing practices in the marketplace and difficult to justify to our other employees and investors. Moreover, those companies that do provide formal pensions and other retirement benefits often do so as a means of retaining employees over the long-term. The committee believes that our current compensation program and benefits are sufficiently attractive to our current executive team as to make implementing such other benefits in order to retain such employees over the long-term unnecessary at this time.
Post-Termination Compensation. In October 2007, we entered into change in control and severance agreements with certain employees, including each NEO (those agreements remain in effect and have not been modified in any way since then). These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “cause” or leaving employment for “good reason,” as these terms are defined in the agreements. Upon the termination of an NEO’s employment by us other than for cause, retirement or disability or by the NEO for good reason, the NEO would receive, among other benefits, a severance payment in an amount equaling 2.99 multiplied by the sum of his current base salary plus the greater of current year target cash bonus or average cash bonus for the preceding three years. The committee believes that these arrangements are an important part of overall compensation for our NEOs. The committee believes that these arrangements will help secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The committee also believes that these arrangements are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
Additional information regarding these agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2010, is found under the heading “Change-in-Control and Severance Payments.”
Our Compensation Decision Process. The committee meets regularly in advance of meetings of our Board of Directors and otherwise as our business requires throughout the year. From time to time, the committee invites other directors, management and such other persons as it deems appropriate to attend its meetings in order to assist it in carrying out its responsibilities. In discharging its duties, the committee has full access to all of our books, records, facilities, personnel, legal counsel and independent auditors. In addition, the committee has the power and authority to retain, at FelCor’s expense, outside counsel or other experts as the committee may deem appropriate.
Customarily in the first quarter of each year, the committee reviews and approves any annual salary increases and equity compensation grants to our officers for the prospective year, as well as cash bonus compensation for the prior year. The committee also establishes performance criteria for the prospective year at that time. As part of this annual process, the committee reviews corporate performance relative to established criteria and circumstances and events that arose during the preceding period; the committee also evaluates the individual performance of Mr. Smith (in his absence) and the other NEOs (together with Mr. Smith) and reports on these assessments to our other independent directors in executive session.
Compensation and Risk. Our compensation program rewards achievement that corresponds to our strategic plan and the criteria and objectives established at the beginning of each year by the committee (for Mr. Smith) and by Mr. Smith with input from the committee and other directors (for our other NEOs). Fixed salaries do not encourage risk-taking because they are not variable (based on performance or otherwise). Our bonus compensation and equity grants awards have the following risk-limiting characteristics:

•
Equity grants, Mr. Smith’s annual cash bonus and the overall annual cash bonus pool are reviewed and approved by the compensation committee, which is composed exclusively of independent directors, after a performance review relative to pre-established criteria;

•	Equity grants are limited to fixed formulaic maximums, based on prior-year performance;

•	Equity grants are made, and annual bonuses are paid, after a review of diverse performance criteria, which limits the risk associated with any single indicator of performance;

•
Our compensation committee has adopted an incentive compensation recoupment, or claw-back, policy that allows FelCor to recover performance-based compensation from our executives under certain circumstances;

•	All equity grants vest over time (generally three years), which aligns the long-term interests of our officers with the long-term interests of our stockholders;

•	Each of Mr. Smith, our other NEOs and certain other senior officers are subject to stock ownership guidelines described below.

In addition, the compensation committee noted that FelCor’s business is straightforward - we invest in long-term real estate assets on behalf of our stockholders, finance and manage those investments and, from time to time, sell non-strategic assets. All investment decisions (e.g., acquisitions, dispositions and redevelopment projects) are thoroughly reviewed with the Board or a designated committee through a transparent process; financing transactions are reviewed on a similar transparent basis. All such transactions are subject to the approval of our Board or a designated committee. To the extent we hedge or otherwise buy or sell derivatives, those transactions relate specifically to our business (such as energy contracts and interest rate hedges) and are reviewed by our management committee (if the dollar amount at issue is below pre-set levels) or by our Board.
In light of the foregoing, the compensation committee concluded that our compensation policies and practices do not create risks that are reasonably likely to a have a material adverse effect on FelCor.
Program Review. In addition to its routine activities, from time to time, the committee conducts reviews of our compensation policies and practices as they relate to executive compensation. The basic structure of our compensation program reflects a series of deliberations and adjustments made over the course of many years. The committee seeks to ensure that the compensation we provide to all of our employees, including our NEOs, is competitive with compensation offered by our peers. The committee engages compensation consulting firms from time to time to provide information, analysis and guidance regarding executive compensation. The committee regularly considers data collected by these consultants, as well as internally generated information, to inform itself of the current levels of compensation in the marketplace, and considers other factors, such as the credentials, length of service, experience and prior performance of each individual, as well as internal equity considerations among the management team. Mr. Smith also provides his input regarding compensation of our other NEOs and the data and other factors considered by the committee.
Delegation of Authority. In fulfilling its responsibilities, the committee may delegate any or all of its responsibilities to a member of the committee or to a subcommittee consisting of members of the committee. In 2010, in connection with the regular biennial review of independent director compensation, a review of the compensation program for the Chairman of our Board (which is ongoing) and confirming Towers Watson’s 2009 analysis of executive compensation at our peer lodging REITs, the committee delegated to Mr. Ledsinger, its chairman, the authority to engage Pay Governance to provide advice, analysis and input to the committee.4 Currently, the committee has made no other delegation.
_______________________
4 Pay Governance was engaged exclusively by, and at the direction and on behalf of, the committee. Pay Governance provides no consulting or other services to management or FelCor.

Role of Our Executive Officers in Compensation Decisions. In 2010, Mr. Smith attended each general meeting of the committee, except where the committee considered his individual compensation arrangements. In particular, Mr. Smith regularly provided the committee with input concerning our compensation policies as they relate to all of our employees, including our other NEOs. In addition, Mr. Smith provided input to the committee based on his annual performance evaluation of each NEO. Mr. Smith also discussed with the committee a compensation budget applicable to all of our employees. Mr. Yellen typically attended committee meetings, acting as its secretary, other than when the committee met in executive session without management. In addition, Mr. Yellen provided the committee with legal advice concerning compliance with corporate, securities and tax laws and regulations relevant to the committee’s activities and/or our compensation programs, as well as the committee’s charter. In 2010, the committee did not delegate any of its authority to anyone not on the committee.
Stock Ownership Guidelines. Our NEOs are subject to stock ownership guidelines to ensure that they each share the same risks with respect to their FelCor stock as do our other stockholders. The Board of Directors believes that such guidelines serve to ensure that our NEOs maintain a long-term strategic view of risk and opportunity. By maintaining a significant portion of their respective net worth in FelCor stock, our NEOs are disincented from undertaking or permitting others to undertake near-term risks at the expense of long-term stockholder value. Mr. Smith, as our chief executive officer, is expected to hold shares of our common stock worth at least five times his base salary, and our other NEOs are each expected to hold shares worth at least three times their respective base salaries, in each case to be accumulated over a five-year period and maintained thereafter. Shares of restricted stock are included in determining whether our executive officers’ holdings are consistent with established ownership guidelines. All of our NEOs have satisfied these guidelines as of April 1, 2011.
Hedging and Other Speculative Transactions. Our insider trading policy prohibits insiders, including our directors and NEOs, from entering into speculative transactions, including short sales, buying and selling within the same six-month period and various hedging transactions. Under limited circumstances, buying and selling within the same six-month period may be permitted (e.g., for purposes of triggering tax losses), but such transactions are subject to review by Mr. Smith, Mr. Welch or Mr. Yellen to ensure that they do not otherwise violate other prohibitions (e.g., trading while in possession of material nonpublic information). Similarly, under very limited circumstances, insiders may enter into hedging transactions with regard to their FelCor securities; however, all such transactions are subject to prior approval, may not be inherently speculative, and (like any trading in FelCor securities) may only be executed pursuant to instructions given during limited trading windows. Under no circumstances may any such transactions be entered into by any FelCor insider with regard to FelCor securities that are subject to a risk of forfeiture (e.g., restricted stock and shares of stock that were purchased with restricted cash, to the extent they remain at risk of forfeiture). In 2010, no insider sought or obtained permission to engage in any of the foregoing transactions.

Compensation Committee Report
The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in this information statement.

________________
Charles A. Ledsinger, Jr. (Chairman)
Melinda J. Bush
Glenn A. Carlin
Robert F. Cotter

Summary Compensation Table

						Non-Equity Incentive Plan Compensation
								Annual Performance-based Cash Bonus ($)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Restricted Cash Award ($) (a)			All Other Compensation ($)	Total ($)

Richard A. Smith President and Chief Executive Officer	2010	658,333	—	—		1,750,000		1,316,667	35,537	3,760,537
	2009	600,000	1,000,000	1,599,816	(b)	975,000		—	37,055	4,211,871
	2008	600,000	73,837	1,165,056		776,184	(c)	—	36,250	2,651,327

Andrew J. Welch Executive Vice President and Chief Financial Officer	2010	354,167	—	—		585,938		398,438	35,537	1,374,080
	2009	321,360	435,000	484,247	(b)	328,125		—	37,055	1,605,787
	2008	321,360	45,873	390,720		259,828	(c)	—	36,250	1,054,031

Michael A. DeNicola Executive Vice President and Chief Investment Officer	2010	354,167	25,000	—		585,938		398,438	35,537	1,399,080
	2009	321,360	225,000	484,247	(b)	328,125		—	37,055	1,395,787
	2008	321,360	45,873	390,720		259,828	(c)	—	36,250	1,054,031

Troy A. Pentecost Executive Vice President and Chief Operating Officer	2010	367,013	—	—		632,813		412,889	35,537	1,448,252
	2009	321,360	280,000	484,247	(b)	328,125		—	37,055	1,450,787
	2008	321,360	45,873	390,720		259,828	(c)	—	36,250	1,054,031

Jonathan H. Yellen Executive Vice President and General Counsel and Secretary	2010	354,167	—	—		585,938		398,438	35,537	1,374,080
	2009	321,360	350,000	484,247	(b)	328,125		—	37,055	1,520,787
	2008	321,360	45,873	390,720		259,828	(c)	—	36,250	1,054,031
___________________
(a)    We had insufficient shares available under our equity compensation plan to make our customary annual performance-based restricted stock awards in respect of 2008, 2009 and 2010 performance. In lieu of restricted stock, the Compensation Committee awarded restricted cash with the same three-year vesting and forfeiture provisions, as well as limited investment options while restricted: while unvested, restricted cash may only be invested in cash equivalents or FelCor common stock. (All of our NEOs elected to invest 100% of their restricted cash in FelCor common stock.) The committee intended that, for the recipients, the incentive and opportunity would roughly correspond to that of restricted stock. Assuming our stockholders approve the proposed amendment to our 2005 Restricted and Stock Option Plan this year, we intend to return to our customary annual performance-based restricted stock award program in 2012. See “Compensation Discussion and Analysis” above for further detail.

(b)    This includes both annual restricted stock grants made in February 2009 in respect of fiscal year 2008 and one-time retention grants made in December 2009. In light of the continuing recession and the fundamental challenges facing the lodging industry, as well as the impact of the market-driven decline in the trading price of FelCor's common stock, in December 2009 the Compensation Committee authorized special one-time retention grants of restricted stock for our NEOs to ensure that the equity compensation component of our executive compensation program offers a meaningful long-term incentive, serves as an effective retention device and remains competitive. The committee sought to address the compensation opportunity value deficit created when we failed to grant restricted stock in 2009 in accordance with our customary program, which placed FelCor at a competitive disadvantage in terms of retaining our seasoned and unified team of experienced and talented executives, including a chief executive officer with a proven track record of leadership, strategic vision and effectiveness, through a critical period until sustained economic growth is restored. These awards vest (as with other restricted stock awards) on December 27, 2011, 2012 and 2013 and are otherwise governed by the same terms as our annual restricted stock awards. In making these grants, the committee considered data relating to recent compensation decisions at our lodging REIT peers and confirmed with Towers Watson that the grants were appropriate under the circumstances and consistent with the committee’s overall objectives for our executive compensation program.

(c)    A portion of the restricted cash shown as awarded for 2008 was originally awarded in February 2009 (at the nadir of the recent recession) as contingent cash payment that would have been paid in three equal installments on the “vesting” (or payment) date (assuming continued employment). These awards covered the shortfall in value between the value of restricted stock that was granted at that time, for 2008 performance, and what our customary performance-based restricted stock grants would have been (at threshold level). In February 2010, the Compensation Committee determined that contingent cash unintentionally diminished the incentive opportunity that was intended. Consequently, although the first installments, which had already been earned, were paid without restriction, the second and third installments were paid, subject to vesting and forfeiture over the remaining two years of the original awards and also subject to the same investment restrictions as applicable to restricted cash awarded for 2009 and 2010: while unvested, the award may only be invested in cash equivalents or FelCor common stock (all of our NEOs elected to invest 100% of these awards in FelCor common stock).

All Other Compensation from Summary Compensation Table

Name	Year	Company Contributions to Retirement and 401(k) Plans ($)	Perquisites(a) ($)	Total ($)
Richard A. Smith	2010	24,750	10,787	35,537
	2009	24,750	12,305	37,055
	2008	23,250	13,000	36,250

Andrew J. Welch	2010	24,750	10,787	35,537
	2009	24,750	12,305	37,055
	2008	23,250	13,000	36,250

Michael A. DeNicola	2010	24,750	10,787	35,537
	2009	24,750	12,305	37,055
	2008	23,250	13,000	36,250

Troy A. Pentecost	2010	24,750	10,787	35,537
	2009	24,750	12,305	37,055
	2008	23,250	13,000	36,250

Jonathan H. Yellen	2010	24,750	10,787	35,537
	2009	24,750	12,305	37,055
	2008	23,250	13,000	36,250
____________
(a)    Supplemental executive health insurance expense.

Fiscal Year Grants of Plan-Based Awards in Respect of 2010

The following table sets forth information concerning possible payouts of incentive plan awards to our NEOs in respect of 2010:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)

Richard A. Smith
Annual Performance-based Cash Bonus	2/22/11	329,167	658,333	1,316,667
Performance-based Restricted Cash (a)	2/22/11	1,050,000	1,400,000	1,750,000

Andrew J. Welch
Annual Performance-based Cash Bonus	2/22/11	132,812	265,625	398,438
Performance-based Restricted Cash (a)	2/22/11	351,563	468,750	585,938

Michael A. DeNicola
Annual Performance-based Cash Bonus	2/22/11	132,812	265,625	398,438
Performance-based Restricted Cash (a)	2/22/11	351,563	468,750	585,938

Troy A. Pentecost
Annual Performance-based Cash Bonus	2/22/11	137,630	275,260	412,889
Performance-based Restricted Cash (a)	2/22/11	379,688	506,250	632,813

Jonathan H. Yellen
Annual Performance-based Cash Bonus	2/22/11	132,812	265,625	398,438
Performance-based Restricted Cash (a)	2/22/11	351,563	468,750	585,938

_____________
(a)    In absence of sufficient shares available under our equity compensation plan to make normal annual restricted stock grants in 2011, awards were made on the same basis (i.e., restricted cash in lieu of restricted stock, with substantially the same forfeiture provision and investment restrictions). See “Compensation Discussion and Analysis” for further detail.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table sets forth information concerning stock options and shares of unvested restricted stock held by our NEOs at December 31, 2010:

					Stock Awards
	Option Awards				Number of Shares or Units of Stock that Have Not Vested (#)(a)	Market Value of Shares or Units of Stock that Have Not Vested ($)(b)	Equity Incentive Plan Awards Shares that Have Not Vested (#)(c)	Market Value of Equity Incentive Plan Awards that Have Not Vested ($)(b)

	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price($)	Option Expiration Date
Name	Exercisable	Un-exercisable
Richard A. Smith	—	—	—	—	552,563	3,890,044	112,200	789,888

Andrew J. Welch	15,000	—	15.62	11/7/2011	150,179	1,057,260	6,187	43,556

Michael A. DeNicola	—	—	—	—	150,179	1,057,260	6,187	43,556

Troy A. Pentecost	—	—	—	—	154,179	1,085,420	6,187	43,556

Jonathan H. Yellen	—	—	—	—	154,179	1,085,420	6,187	43,556
______________
(a)    These shares (which, to the extent granted in 2009, were granted in part on the basis of performance) are eligible to vest as follows:

		2011	2012	2013	Total
Richard A. Smith	December 27	285,897	133,333	133,333	552,563

Andrew J. Welch	December 27	70,179	40,000	40,000	150,179

Michael A. DeNicola	December 27	70,179	40,000	40,000	150,179

Troy A. Pentecost	December 27	70,179	40,000	40,000
	March 6	4,000	—	—
		74,179	40,000	40,000	154,179

Jonathan H. Yellen	December 27	70,179	40,000	40,000
	July 28	4,000	—	—
		74,179	40,000	40,000	154,179

(b)    Based on the closing price for FelCor’s common stock on December 31, 2010 ($7.04 per share).

(c)    The following shares of restricted stock were granted prior to 2009 and are eligible to vest December 27, 2011 (assuming performance criteria are met).

Richard A. Smith	112,200
Andrew J. Welch	6,187
Michael A. DeNicola	6,187
Troy A. Pentecost	6,187
Jonathan H. Yellen	6,187

Outstanding Restricted Cash Awards at 2010 Fiscal Year-End

Unvested Restricted Cash ($) (a)
Name
Richard A. Smith	577,495
Andrew J. Welch	191,991
Michael A. DeNicola	186,611
Troy A. Pentecost	187,592
Jonathan H. Yellen	187,591

_____________
(a)    Restricted cash is subject to forfeiture and investment restrictions that intentionally conform to our customary restricted stock grant program. Restricted cash awarded for service in 2009 for 2008 and in 2010 for 2009, as with restricted stock, vests in three equal successive annual increments on December 27 (or the nearest business day), assuming continued employment. Restricted cash awarded to our NEOs that was outstanding as of December 31, 2010 is scheduled to vest as follows:

Name	2011 ($)	2012 ($)
Richard A. Smith	370,958	206,538
Andrew J. Welch	122,483	69,508
Michael A. DeNicola	117,103	69,508
Troy A. Pentecost	118,084	69,508
Jonathan H. Yellen	118,083	69,508

Option Exercises and Stock Vested in Fiscal Year Ended 2010

	Option Awards		Stock Awards
Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Vested (#)	Value upon Vesting ($) (a)

Richard A. Smith	—	—	278,621	1,556,454
Andrew J. Welch	—	—	52,899	295,927
Michael A. DeNicola	—	—	52,899	295,972
Troy A. Pentecost	—	—	47,993	276,783
Jonathan H. Yellen	—	—	47,993	280,823

___________
(a)    Based on the closing price for FelCor’s common stock on the vesting dates.

Change-in-Control and Severance Payments
We have entered into change-in-control and severance agreements with each of our executive officers and certain other key employees. Each of these agreements automatically renews at calendar year end for successive one-year terms unless terminated. In the event of a potential change-in-control, each covered employee agrees to remain in our employ until the earlier of one year following the potential change-in-control or six months following an actual change-in-control. Following a change-in-control, a covered employee will be entitled to the immediate vesting of all stock options, awards of restricted stock and other benefits previously awarded or credited to his or her account (which is also required by the terms of our restricted stock grants). In addition, if a covered employee’s employment is terminated by us other than for disability, retirement, or “cause” (or by the employee for good reason), the covered employee also will be entitled to a lump sum severance payment equal, in the case of our NEOs, to 2.99 multiplied by the sum of a covered employee’s then-current base salary, plus the greater of (i) his average cash bonus (annualized for partial years of service) paid over the preceding three years of employment (or a shorter period, if employed less than three years) or (ii) his target cash bonus for the current year. We are required to “gross-up” the severance payment to cover excise taxes on the benefits, thereby providing such benefits to the employee on a net basis, after payment of excise taxes. For purposes of these agreements, a change-in-control occurs whenever:

•	any person or group is or becomes the beneficial owner of 35% or more of our outstanding voting securities;

•
a majority of the Board is comprised of persons designated by any person who has entered into an agreement with us to become a 35% or more beneficial owner or to effect a merger or consolidation transaction, or of persons other than those persons constituting the Board on the date of these agreements;

•
our stockholders approve either a merger or consolidation of us with any other corporation or a plan or agreement under which all or substantially all of our assets would be liquidated, distributed, sold or otherwise disposed of; or

•	our Compensation Committee adopts a resolution to the effect that, in the judgment of the committee, a change-in-control has effectively occurred.
Good reason, for purposes of these agreements, means, among other things and subject to certain limitations, any of the following events following a change-in-control:

•
the assignment to the employee of any duties inconsistent with his or her status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his or her responsibilities or authority as compared to immediately prior to the change-in-control;

•
a reduction in the employee’s annual base salary, as in effect immediately prior to the change-in-control, except for across-the-board salary reductions similarly affecting all of our executives and all executives of any person then in control of FelCor;

•	the relocation of our principal executive offices, or the office where the employee is required to perform his or her duties, to a location more than 25 miles away;

•	our failure to pay the employee any portion of his or her then-current compensation, or any portion or installment of deferred compensation, within five days of the date the payment is due; or

•	our failure to continue any compensation or benefit plan that the employee was participating in immediately prior to the change-in-control.
Our equity grants typically provide that if the Company undergoes a change in control, all restrictions on the restricted stock granted by the agreement are deemed to have expired as of the date preceding such event. (The restricted cash (and any shares of our stock purchased with it) granted in 2009, 2010 and 2011 accelerates on substantially the same terms.) No other benefits are required to be paid by us upon any other voluntary resignation or termination.

As discussed above, we have entered into an employment agreement with Mr. Smith. His employment agreement provides that, upon termination due to death or disability, or for termination by the Company without cause or upon his resignation for good reason:

•	Mr. Smith (or his estate) will be entitled to receive an amount equal to his base salary payable during the remainder of the term;

•	any outstanding stock options, awards of restricted stock and other benefits previously awarded or credited to his account will immediately vest;

•	Mr. Smith, and his covered dependents, as applicable, will be entitled to continued medical and dental benefits for the remainder of the term and COBRA benefits beyond that; and

•	Mr. Smith (or his estate) will be entitled to a gross-up payment for federal, state and local taxes resulting from such medical and dental benefits.

If Mr. Smith’s employment is terminated for cause, or if he resigns without good reason he is not entitled to the foregoing benefits.

Under Mr. Smith’s employment agreement,

•
good reason means: (i) the assignment to Mr. Smith of any duties inconsistent with his status as our senior executive officer or any substantial reduction in or restriction upon the nature, status or extent of his responsibilities; (ii) a reduction by us in Mr. Smith’s base salary, except for across-the-board reductions similarly affecting all of our executives; and (iii) any circumstance constituting a good reason following a change-in-control under our standard form of change-in-control and severance agreement described above.

•	change-in-control has the same meaning as in our standard change-in-control and severance agreement described above.

To the extent that any transaction would result in Mr. Smith being entitled to exercise rights or receive benefits under both his employment agreement and his change-in-control and severance agreement, he is entitled to elect the rights and benefits he wishes to receive but may not receive the same rights or benefits under both agreements.

Termination or Change-in-Control Payments

The following table shows the payments upon termination or a change-in-control that each of our NEOs would have received had a termination occurred on December 31, 2010:

Name	Benefit	Before Change in Control Termination w/o Cause or for Good Reason		After Change in Control Termination w/o Cause or for Good Reason		Voluntary Termination	Death		Disability		Change in Control
Richard A.	Salary and Bonus	700,000		4,475,536		—	700,000		700,000		—
Smith	Vesting of Restricted Stock(a)	4,679,932		4,679,932		—	4,679,932		4,679,932		4,679,932
	Vesting of Restricted Cash	577,495		577,495		—	577,495		577,495		577,495
	Benefit Plans	80,507	(b)	67,034	(c)	—	80,507	(b)	80,507	(b)	—
	Excise Tax Gross Up	—		2,052,016		—	—		—		—

Andrew J.	Salary and Bonus	—		1,997,630		—	—		—		—
Welch	Vesting of Restricted Stock(a)	—		1,100,817		—	1,100,817		1,100,817		1,100,817
	Vesting of Restricted Cash	—		191,991		—	191,991		191,991		191,991
	Benefit Plans	—		66,677	(c)	—	—		—		—
	Excise Tax Gross Up	—		741,600		—	—		—		—

Michael A.	Salary and Bonus	—		1,962,188		—	—		—		—
DeNicola	Vesting of Restricted Stock(a)	—		1,100,817		—	1,100,817		1,100,817		1,100,817
	Vesting of Restricted Cash	—		186,611		—	186,611		186,611		186,611
	Benefit Plans	—		66,677	(c)	—	—		—		—
	Excise Tax Gross Up	—		—			—		—		—

Troy A.	Salary and Bonus	—		2,119,163		—	—		—		—
Pentecost	Vesting of Restricted Stock(a)	—		1,128,977		—	1,128,977		1,128,977		1,128,977
	Vesting of Restricted Cash	—		187,592		—	187,592		187,592		187,592
	Benefit Plans	—		66,755	(c)	—	—		—		—
	Excise Tax Gross Up	—		907,139			—		—		—

Jonathan H.	Salary and Bonus	—		1,962,188		—	—		—		—
Yellen	Vesting of Restricted Stock(a)	—		1,128,977		—	1,128,977		1,128,977		1,128,977
	Vesting of Restricted Cash	—		187,591		—	187,591		187,591		187,591
	Benefit Plans	—		66,677	(c)	—	—		—		—
	Excise Tax Gross Up	—		828,489		—	—		—		—
____________
(a)    The value shown is based on the closing price for FelCor’s common stock on December 31, 2010 ($7.04 per share).

(b)    Amount shown reflects cost of health, dental and supplemental health insurance coverage for the individual and his family, through the expiration of his employment contract, plus continued coverage under COBRA.

(c)    Benefit plans include, for a period of 24 months following termination health and dental insurance coverage for the individual and his family; group term life insurance equal to annual base salary; disability insurance; and supplemental health insurance coverage.

RELATED PARTY TRANSACTIONS

Employment Arrangement with Thomas J. Corcoran, Jr.

We entered into an employment agreement with Mr. Corcoran as of February 7, 2006, in connection with his appointment as our Chairman of the Board of Directors. The employment agreement is for a five-year term, with automatic renewals for terms of one year each, subject to termination upon prior notice by either party. (No such notice was given within the time frame allowed prior to the end of the initial five-year term and, consequently, the term was automatically extended for another year.) Under the agreement, Mr. Corcoran receives an annual base salary and also participates in our cash and restricted stock incentive programs, as established by our Compensation Committee from year to year. Mr. Corcoran’s current employment agreement incorporates the terms of his change in control and severance agreement, which continues in force. For 2010, Mr. Corcoran’s total compensation was: $1,536,910, including: base salary ($399,683), restricted cash ($643,240) (he used all of his 2008-10 restricted cash to purchase 175,057 shares of our common stock), cash bonus ($449,644), matching 401(k) contribution ($24,750), and certain perquisites (supplemental health benefits ($10,877) and club dues ($8,716)).
Employment Agreement with Richard A. Smith

In 2007, we entered into an employment agreement with Mr. Smith. The terms of Mr. Smith’s new employment agreement reflect extensive iterative negotiations between Mr. Smith and Mr. Lutz (as authorized by the Compensation Committee) and include:

•	A term expiring January 1, 2012, which term is subject to automatic 12-month renewal periods unless terminated upon prior notice;

•	Base salary of at least $600,000 per year, which may be adjusted upward annually (his base salary is currently $700,000 per year);

•	Eligibility for annual cash bonuses of up to 200% of his base salary;

•
Eligibility for restricted stock annual grants worth not less than 150% to 250% of his then-current base salary (depending on corporate performance for the prior year) that will vest on the same basis as for all of our other employees; and

•
A one-time grant of 250,000 shares of restricted stock, of which half vest incrementally: 10% for 2008, 15% for 2009, 25% for 2010 and 50% for 2011. The remainder will vest annually through the end of 2011 in increments ranging from 10,146 to 31,250 shares per year, subject to the attainment of the annual performance criteria established by our Board of Directors for our annual cash bonus program (any of the performance-vesting shares may also vest upon the fulfillment of additional conditions based upon our performance or at the discretion of the Compensation Committee or the Board of Directors).

Mr. Smith’s employment agreement incorporates the terms of his change in control and severance agreement, which continues in force.

Other than Mr. Smith, none of our NEOs has an employment agreement.

Shared Offices and Employees

Until mid-2010, we shared our executive offices and certain employees with TCOR Holdings, LLC, or TCOR, an entity controlled by Mr. Corcoran (Mr. Corcoran is the former President and Chief Executive Officer and current Chairman of the Board and a director of our Company). TCOR paid its share of the costs thereof, including an allocated portion of the rent, compensation of certain personnel, office supplies, telephones, and depreciation of office furniture, fixtures, and equipment. Any such allocation of shared expenses must be approved by a majority of our independent directors. During 2010, TCOR paid approximately $19,000 of such expenses. We no longer share offices or employees with TCOR and no longer share any costs with TCOR.

Our Policy Regarding Related-Party Transactions

As they arise, we review all relationships and transactions in which we and our directors or executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. Although we do not have a formal policy specifically addressing all related party transactions, our Code of Business Conduct and Ethics does cover conflicts of interest generally and applies to all of our officers, directors and employees, but not directly to 10% or greater stockholders. Under this Code, conflicts of interest are prohibited as a matter of policy. If any officer, director or employee becomes aware of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, that person is required to report the transaction or relationship in writing to our president or general counsel. The Code also provides guidelines on what may constitute conflicts of interest and sets forth standards to be followed in common situations where potential conflicts of interest may arise.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act requires officers and directors, and persons who beneficially own more than 10% of our stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the copies furnished to us and representations from the officers and directors, we believe that all Section 16(a) filing requirements for the year ended December 31, 2010, applicable to our officers, directors and greater than 10% beneficial owners were satisfied.
Based on written representations from the officers and directors, we believe that all Forms 5 for directors, officers and greater than 10% beneficial owners that have been filed with the SEC are the only Forms 5 required to be filed for the period ended December 31, 2010.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee currently consists of four directors and operates under a written charter adopted by our Board. All of the members of the Audit Committee are independent as defined by the applicable NYSE listing standards and SEC regulations. Management is responsible for our internal controls and the financial reporting process. PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm, is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards. The Audit Committee’s responsibility is to monitor and oversee the financial reporting process.

In this context, the Audit Committee reviewed and discussed with management and PwC the audited consolidated financial statements for the year ended December 31, 2010, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and PwC’s evaluation of the effectiveness of the Company’s internal control over financial reporting. The Audit Committee has discussed with PwC the matters that are required to be discussed by Statement on Auditing Standards Nos. 61, 89 and 90 (Codification of Statements on Auditing Standards, AU §380).

The Audit Committee received from PwC the written disclosures and the letter required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence), and has discussed with PwC the issue of its independence from the Company. The Audit Committee also concluded that PwC’s provision of services to the Company and its affiliates is compatible with PwC’s independence.

Based on the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and PwC noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

This report has been furnished by the current members of the Audit Committee.

Mark D. Rozells, Chairman
Glenn A. Carlin
Thomas C. Hendrick
Robert A. Mathewson

ADDITIONAL INFORMATION

Other Business
Our Board does not intend to bring, and knows of no one intending to bring, any matter before the holders of the Preferred Stock at the annual meeting other than election of the special director nominees described herein.
Outstanding Shares
As of April 1, 2011, 12,880,475 shares of Series A Preferred Stock and 6,798,000 depositary shares representing 67,980 shares of Series C Preferred Stock were outstanding.
Annual Report
Our 2010 Annual Report to Stockholders and accompanying Financial Supplement are enclosed with this information statement. Our Annual Report to Stockholders, the accompanying Financial Supplement, this information statement and our Annual Report on Form 10-K may also be viewed on our website at www.felcor.com.
We will also send you a copy of our Annual Report on Form 10-K for 2010, without charge, if requested in writing sent to FelCor’s Secretary at the address listed under “Questions” below.
Interests of Officers and Directors
Certain of our executive officers own shares of the Preferred Stock and depositary shares. To the extent they own shares of the Preferred Stock or depositary shares, their interests may be different from other holders of the Preferred Stock or depositary shares by virtue of the fact that they are employees of the Company.

Voting Procedures

In order to carry on the business of the meeting, we must have a quorum. This means that at least a majority of the shares of our Series A Stock and the depositary shares representing our Series C Stock must be represented at the meeting, either by proxy or in person. Shares owned by us are not voted and do not count for this purpose. Both abstentions and broker non-votes are counted as present for determining the presence of a quorum.
Holders of Preferred Stock shall vote as a single class to elect the directors. Directors will be elected by a majority of votes cast unless the number of nominees exceeds the number of directors to be elected, in which case directors will be elected by a plurality. Abstentions or broker non-votes will have no effect. When the holders of Preferred Stock vote as a single class, each share of Preferred Stock is entitled to one vote per $25 of stated liquidation preference. As a result, each share of Series A Stock is entitled to one vote per share and each share of Series C Stock is entitled to 100 votes per share, each of which may be directed separately by the holder thereof. If you are a holder of depositary shares representing interests in the Series C Stock, you will be entitled to direct the voting of the Series C Stock to the extent of your interest therein.
Holders of depositary shares representing interests in the Series C Stock may instruct the Depositary, American Stock Transfer Company, the registered holder of the Series C Stock, as to the exercise of the voting rights pertaining to the amount of the Series C Stock represented by such holders' depositary shares by writing the Depositary at American Stock Transfer Company, Attention: Administration 8, 1620 15th Avenue, Brooklyn, NY 11219 or calling 1-718-921-8380. If your depositary shares are held through a bank, broker or other nominee, please contact the person responsible for your account and indicate to that person how to instruct the Depositary to vote the shares owned by you. It is solely the responsibility of the holders of depositary shares to ensure that they comply with any requirements and procedures of the Depositary with respect to their voting rights and to communicate their voting instructions to the Depositary.
In the absence of a quorum, Messrs. Hartung and Strickland will continue to serve as directors unless and until their successors are duly elected in accordance with Maryland law and our Charter and bylaws or, if earlier, all delinquent dividends, together with the dividends for the current quarterly period, on the voting preferred shares have been paid or declared or set aside for payment.

Householding
Because many stockholders hold shares of our Preferred Stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or information statement materials. Stockholders may avoid receiving duplicate mailings as follows:

•
Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or single set of information statement materials, you may contact Mediant Communications by email at householding@mediantonline.com or by mail at Mediant Communications, P.O. Box 8016, Cary North Carolina 27512-9903.

•
Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or single set of information statement materials if there are other FelCor stockholders who share an address with you. If you currently receive more than one copy of the notice or information statement materials at your household and would like to receive only one copy in the future, you should contact your nominee.

•
Right to Request Separate Copies. If you have consented to the delivery of a single notice or single set of information statement materials but would prefer to receive a separate copy of the notice or information statement materials, as applicable, for each stockholder sharing your address and you are a stockholder of record, then please notify Mediant Communications or your nominee, as applicable, and they will promptly deliver the additional notices or information statement materials. If you wish to receive a separate copy of the notice or information statement materials for each stockholder sharing your address in the future, stockholders of record may contact Mediant Communications or contact your nominee, as applicable.

Stockholder Nominations for Next Year
To the extent the holders of our Preferred Stock continue to have the right to elect special directors pursuant to our Charter, for candidates to be considered for nomination at the 2012 annual meeting of our stockholders, our bylaws provide that the proposing stockholder must give written notice to our Secretary, which must be delivered not less than 120 days nor more than 150 days prior to the first anniversary of the date on which notice of the 2011 annual meeting was first mailed to our stockholders. Any stockholder nomination received before November 15, 2011 or after December 15, 2011 will be considered untimely and may be voted upon by the named proxies, if any, in accordance with their best judgment. All proposals should be submitted to the attention of our Secretary at our principal executive offices at the address listed under “Questions” below. All proposals must be in writing and otherwise in compliance with applicable SEC requirements and our bylaws.

Questions
If you have questions or need more information about the annual meeting, you may write to:

FelCor Lodging Trust Incorporated 545 E. John Carpenter Frwy., Suite 1300 Irving, Texas 75062-3933 Attention: Secretary

You may also call us at (972) 444-4900 or send us an email at information@felcor.com. We also invite you to visit our website at www.felcor.com.

FelCor Lodging Trust Incorporated
545 E. John Carpenter Frwy., Suite 1300
Irving, Texas 75062-3933